Exhibit 99.13

2020 BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW

80TH EDITION

APRIL 2019 – MARCH 2020

BRITISH COLUMBIA

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2020

British Columbia

Financial and Economic

Review

80th Edition

(September 2020)

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2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

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Part 1 — Economic Review	1
2019 Overview	3
British Columbia Economy	4
External Trade and Commodity Prices	5
Population	7
Labour Market	8
Inflation and Wages	8
Consumer Spending and Housing	9
Tourism	10
Global Economy	11
United States	11
Canada	12
Asia	13
Europe	13
Financial Markets	14

Charts
1.1 Provincial Economic Growth	3
1.2 Composition of British Columbia GDP by Industry	4
1.3 British Columbia Real GDP Growth by Industry	5
1.4 International Export Shares by Market	6
1.5 Lumber and Natural Gas Prices	7
1.6 Housing Starts	9
1.7 Home Sales and Price	10
1.8 Visitor Entries to British Columbia	11
1.9 Global Economic Growth	13
1.10 Canadian Dollar	14

Map
1.1 Net Interprovincial and International Migration in B.C., 2019	7

Tables
1.1 British Columbia Population and Labour Market Statistics	8
1.2 British Columbia Price and Earnings Indicators	9

Topic Box
Historical Data Volatility	16

Part 2 — Financial Review	19
2019/20 Overview	21
Revenue	23
Expense	33
Provincial Capital Spending	36
Provincial Debt	44
Pension Plans	48
Contractual Rights	49
Contractual Obligations	50
Subsequent Events	51
2019/20 Public Accounts Audit Qualification	52

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Charts
2.1 2019/20 Surplus (Deficit) – Major Changes from Budget 2019	22
2.2 Revenue Changes from Budget 2019	23
2.3 Expense Changes from Budget 2019	33
2.4 Components of Total Capital Spending – 2019/20	36
2.5 Capital Spending Changes from Budget 2019	38
2.6 Financing Taxpayer-Supported Capital Spending	40
2.7 Components of Total Provincial Debt – 2019/20	45
2.8 Changes in Ending Debt Level from Updated Budget 2019	45
2.9 Reconciliation of Surplus/Deficit to Change In Debt	46

Tables
2.1 2019/20 Fiscal Summary	21
2.2.1 Personal Income Tax Revenue Changes from Budget 2019	23
2.2.2 Corporate Income Tax Revenue Changes from Budget 2019	24
2.2.3 Consumption and Other Tax Revenue Changes from Budget 2019	24
2.2.4 Property Tax Revenue Changes from Budget 2019	25
2.2.5 Energy and Mineral Revenue Changes from Budget 2019	26
2.2.6 Forest Revenue Changes from Budget 2019	27
2.2.7 Other Revenue Changes from Budget 2019	27
2.2.8 Federal Government Transfer Changes from Budget 2019	28
2.3 Revenue by Source	30
2.4 Expense by Ministry, Program and Agency	31
2.5 2019/20 Financial Forecast Changes	32
2.6 Capital Spending	37
2.7 Capital Expenditure Projects Greater Than $50 Million	41
2.8 Provincial Debt Summary	44
2.9 Key Debt Indicators	47
2.10 Interprovincial Comparison of Credit Ratings, June 2020	48
2.11 Pension Plan Balances	49
2.12 Taxpayer-Supported Contractual Obligations	50

Part 3 — Supplementary Information	53
General Description of the Province	55
Constitutional Framework	56
Provincial Government	57
Annual Financial Cycle	59
Government’s Financial Statements	61

Charts
3.1 Financial Planning and Reporting Cycle Overview	60

Tables
3.1 Provincial Taxes (as of July 2020)	63
3.2 Interprovincial Comparisons of Tax Rates – 2020	69

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Appendix 1 — Economic Review Supplementary Tables	71

Tables
A1.1A Aggregate and Labour Market Indicators	72
A1.1B Prices, Earnings and Financial Indicators	74
A1.1C Other Indicators	76
A1.1D Commodity Production Indicators	78
A1.2 British Columbia Real GDP at Market Prices, Expenditure Based	80
A1.3 British Columbia GDP at Basic Prices, by Industry	82
A1.4 British Columbia GDP, Income Based	84
A1.5 Employment by Industry in British Columbia	86
A1.6 Capital Investment by Industry	87
A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2019	88
A1.8 British Columbia International Goods Exports by Market Area	89
A1.9 Historical Commodity Prices (in US Dollars)	90
A1.10 British Columbia Forest Sector Economic Activity Indicators	91
A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments	92
A1.12 Petroleum and Natural Gas Activity Indicators	92
A1.13 Supply and Consumption of Electrical Energy in British Columbia	93
A1.14 Components of British Columbia Population Change	94

Appendix 2 — Financial Review Supplementary Tables	95

Tables
A2.1 Operating Statement – 2008/09 to 2019/20	97
A2.2 Statement of Financial Position – 2008/09 to 2019/20	98
A2.3 Changes in Financial Position – 2008/09 to 2019/20	99
A2.4 Revenue by Source – 2008/09 to 2019/20	100
A2.5 Revenue by Source Supplementary Information – 2008/09 to 2019/20	101
A2.6 Expense by Function – 2008/09 to 2019/20	102
A2.7 Expense by Function Supplementary Information – 2008/09 to 2019/20	103
A2.8 Full-Time Equivalents (FTEs) – 2008/09 to 2019/20	104
A2.9 Capital Spending – 2008/09 to 2019/20	105
A2.10 Provincial Debt – 2008/09 to 2019/20	106
A2.11 Provincial Debt Supplementary Information – 2008/09 to 2019/20	107
A2.12 Key Provincial Debt Indicators – 2008/09 to 2019/20	108
A2.13 Historical Operating Statement Surplus (Deficit)	109
A2.14 Historical Provincial Debt Summary	110

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Part 1

Economic Review[1]

1 Reflects information available as of June 26, 2020.

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PART 1 – ECONOMIC REVIEW

2019 Overview

British Columbia’s economy experienced strong growth in 2019, with its annual performance outpacing the Canadian average for a sixth consecutive year.

Similar to previous years, Statistics Canada published only real dollar GDP by industry at basic prices in the preliminary release of its Provincial Economic Accounts in June 2020. As a result, the following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2019, B.C.’s real GDP growth of 2.8 per cent ranked third among provinces (behind Prince Edward Island and Newfoundland and Labrador), following similar growth of 2.7 per cent in 2018.

Chart 1.1 Provincial Economic Growth

Sources: Statistics Canada (Tables 36-10-0402-01 and 36-10-0434-03 - June 2020 Preliminary Industry Accounts)

Employment in B.C. increased by a solid 2.6 per cent in 2019. Labour market conditions remained tight, and growth in wages and salaries remained strong at 5.6 per cent. Consumer prices rose by 2.3 per cent in 2019. Domestic economic activity was supported by business activity, highlighted by robust output growth in non-residential construction subsectors, partly related to activity in the oil and gas industry. Although the forestry sector faced significant challenges in 2019, liquefied natural gas (LNG) development provided some support for economic growth and job creation in the province. Residential construction activity was also strong, with housing starts at an all-time high. In contrast, home sales and prices moderated, and consumer spending slowed somewhat, reflected by modest growth of 0.6 per cent in retail sales in 2019. Meanwhile, slower global economic growth, global trade policy uncertainty and lower commodity prices weighed on B.C.’s international merchandise exports.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in June 2020. Further information on British Columbia’s economic performance is expected to be available in November 2020, when Statistics Canada releases revised GDP by industry data for 2019 and previous years, together with the full income and expenditure accounts for 2019.

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British Columbia Economy

In 2019, service-producing industries represented 76 per cent of B.C.’s GDP and goods-producing industries accounted for 24 per cent. The real estate and rental and leasing service sector formed the largest share of the service-producing industries, followed by the retail trade and wholesale trade service sectors combined. At the same time, the construction sector made up the largest share of the goods-producing industries, followed by the manufacturing sector, and the natural resources sector.

Chart 1.2 Composition of British Columbia GDP by Industry

Source: Statistics Canada (Table 36-10-0400-01 – June 2020 Preliminary Industry Accounts)
(numbers may not add to 100 per cent due to rounding)

B.C.’s real GDP increased by 2.8 per cent in 2019, similar to the 2.7 per cent growth in 2018. Growth in goods-producing industries slowed somewhat further in 2019, while growth in service-producing industries improved.

B.C.’s goods-producing industries grew by 3.0 per cent in 2019, following 3.4 per cent growth in 2018. Output in the construction sector increased by a robust 10.2 per cent in 2019, outpacing the 3.7 per cent growth in 2018. This was driven by large gains in the engineering construction subsector, mainly related to activity in the oil and gas industry. Construction in the non-residential buildings subsector contributed positively. In contrast, output in the mining, quarrying, and oil and gas extraction sector rose by a modest 0.7 per cent, while output in the manufacturing sector declined and activity in some natural resource subsectors such as forestry and logging recorded significant losses.

Meanwhile, service-producing industries grew by 2.7 per cent in 2019, stronger than the 2.4 per cent growth in 2018. Output in the real estate and rental and leasing sector increased by 3.3 per cent in 2019, following moderate growth of 1.4 per cent in 2018. Output in the professional, scientific and technical services sector (+4.6 per cent) and in the health care and social assistance sector (+3.9 per cent) also contributed strongly.

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Chart 1.3 British Columbia Real GDP Growth by Industry

Source: Statistics Canada (Table 36-10-0402-01 – June 2020 Preliminary Industry Accounts)

Note: Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

External Trade and Commodity Prices

Exports by destination:

The value of B.C.’s nominal international merchandise exports fell by 6.1 per cent in 2019, after increasing by 7.2 per cent in 2018 and by 12.5 per cent in 2017. B.C.’s merchandise exports to most countries and geographical regions declined in 2019.

B.C.’s merchandise exports to the U.S. decreased by 3.2 per cent in 2019 compared to 2018, the first annual decline since 2009. B.C.’s exports of wood products to the U.S. dropped by 19.9 per cent, the most notable decline and mainly reflecting lower exports of softwood lumber. Annual declines were also observed in exports of pulp and paper products and metallic mineral products. Meanwhile, gains in exports of natural gas, agricultural and food products, and machinery and equipment provided modest offsets.

B.C.’s merchandise exports to Japan declined by 10.5 per cent in 2019, accounting for almost one fifth of the drop in total international merchandise exports. B.C.’s exports of metallic mineral products fell by 36.2 per cent. Meanwhile, wood product exports dropped by 21.2 per cent, mostly due to lower exports of softwood lumber, while exports of pulp and paper products also declined.

B.C.’s exports to China decreased by 3.6 per cent, with gains in exports of metallic mineral products and coal providing a modest offset to declines in exports of softwood lumber and pulp. Meanwhile, B.C.’s merchandise exports to South Korea declined by 9.5 per cent in 2019, largely reflecting lower exports of coal and metallic mineral products.

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

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Chart 1.4 International Export Shares by Market

Source: BC Stats – accessed June 2020

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

(numbers may not add to 100 per cent due to rounding)

The share of B.C.’s international merchandise exports destined to the U.S. averaged 50.6 per cent in 2019, up from 49.0 per cent in 2018. Exports to China accounted for 14.9 per cent, up from 14.5 per cent. Exports to Japan represented 10.5 per cent, down from 11.0 per cent. Meanwhile, exports to South Korea represented 6.1 per cent, down slightly from 6.3 per cent.

Exports by commodity and prices:

In 2019, the value of B.C.’s nominal wood product exports declined significantly by 20.0 per cent, accounting for just over two-thirds of the decline in total international merchandise exports. Pulp and paper product exports also fell by 20.0 per cent, and metallic mineral product exports fell by 9.9 per cent, while coal exports declined by 9.2 per cent. Meanwhile, provincial exports of natural gas, machinery and equipment, and agricultural food products all increased.

After reaching record high levels in 2018, forestry product prices fell in 2019, particularly prices of lumber (-25.1 per cent) and pulp (-19.4 per cent). Meanwhile, most industrial metal prices declined, with copper down by 8.0 per cent and zinc down by a larger 12.9 per cent. In contrast, precious metal prices increased, with gold up by 9.6 per cent.

After rising sharply in 2017 and 2018, global crude oil price benchmarks retreated in 2019, with the West Texas Intermediate (WTI) price averaging $56.99 US/barrel for the year, a decline of 12.6 per cent from 2018. Metallurgical coal prices also declined significantly, while natural gas prices remained depressed.

Manufacturing shipments:

The nominal value of B.C.’s manufacturing shipments declined by 2.4 per cent in 2019, the first annual decline since 2009. Lower shipments of wood products (-24.9 per cent) and, to a lesser extent, paper products (-15.1 per cent) were largely responsible. These declines offset gains in shipments of food products (+6.3 per cent), fabricated metal products (+18.4 per cent) and electrical equipment and appliances (+9.0 per cent).

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Chart 1.5 Lumber and Natural Gas Prices

Sources: Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Energy, Mines & Petroleum Resources.

Population

B.C.’s population on July 1, 2019 was 5.071 million people, an increase of 1.4 per cent from the same date in 2018. In 2019, B.C. welcomed a net total of 64,441 persons through international migration, a record high number of newcomers. Meanwhile, interprovincial migration contributed a net total of 9,551 persons, slightly more than in 2018. A natural increase of 5,032 persons (births minus deaths) also added to the province’s population count in 2019.

Map 1.1 Net Interprovincial and International Migration in B.C., 2019

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Labour Market

Total employment grew by a solid 2.6 per cent in 2019, following moderate growth of 1.1 per cent in 2018. The labour force also grew by 2.6 per cent in 2019, partly reflecting an increase in the participation rate to 65.5 per cent, up from 64.9 per cent in 2018. Meanwhile, the unemployment rate remained at 4.7 per cent in 2019, the lowest provincial jobless rate in the country.

Total employment increased by 65,400 net new jobs in 2019. The distribution of these job gains was spread across the private sector (+45,700), the public sector (+10,000) and the self-employed (+9,700). The breakdown also showed increases in full-time employment (around +39,300) and part-time employment (around +26,200).

Service-producing industries in B.C. accounted for almost all of the net gain in total employment in 2019. The largest gains were in the wholesale and retail trade sector (+20,800) and the professional, scientific and technical services sector (+15,200). While employment rose across most other service sectors, goods-producing industries recorded a net loss of 14,400. The most notable employment losses were observed in the manufacturing sector (-8,600), mining, quarrying and oil and gas extraction sector (-2,100), and the forestry, logging and support activities subsectors (-1,700).

Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2015	2016	2017	2018	2019
Population (as of July 1)	(thousands)	4,776	4,859	4,924	5,001	5,071
	(% change)	1.5	1.7	1.3	1.6	1.4
Net Migration
International	(persons)	14,059	36,365	50,901	57,506	64,441
Interprovincial	(persons)	22,827	23,586	15,293	9,471	9,551
Labour Force	(thousands)	2,458	2,532	2,601	2,617	2,685
	(% change)	1.3	3.0	2.7	0.6	2.6
Employment	(thousands)	2,306	2,380	2,467	2,494	2,559
	(% change)	1.2	3.2	3.7	1.1	2.6
Unemployment Rate	(%)	6.2	6.0	5.1	4.7	4.7

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 – accessed June 2020)

Inflation and Wages

B.C.’s annual Consumer Price Index (CPI) inflation rate was 2.3 per cent in 2019, following 2.7 per cent in 2018. Price increases were broad-based across all major categories of the CPI in 2019, led by food (+3.9 per cent), transportation (+2.6 per cent) and shelter (+2.4 per cent).

The disinflation (i.e. the decrease in the rate of inflation) observed last year was mainly due to volatile energy prices, most notably gasoline prices, which fell by 1.3 per cent in 2019. The annual CPI inflation rate excluding energy was 2.5 per cent in 2019, the same rate recorded in 2018.

Meanwhile, wages and salaries grew by 5.6 per cent in 2019, following growth of 6.0 per cent in 2018, still well above the long-term historical average of 4.7 per cent.

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Table 1.2 British Columbia Price and Earnings Indicators

	Units	2015	2016	2017	2018	2019
Consumer Price Index	(2002=100)	120.2	122.4	125.0	128.4	131.4
	(% change)	1.1	1.8	2.1	2.7	2.3
Average Weekly Wage Rate	($)	914.0	920.9	936.4	974.8	999.3
	(% change)	3.6	0.8	1.7	4.1	2.5
Compensation of Employees [1,2]	($ millions)	123,805	127,866	135,921	143,959	151,883
	(% change)	4.5	3.3	6.3	5.9	5.5
Primary Household Income [1]	($ millions)	181,683	187,000	199,008	207,418	n/a
	(% change)	5.1	2.9	6.4	4.2	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	23,835	28,372	33,474	33,341	n/a
	(% change)	(11.5)	19.0	18.0	(0.4)	n/a

[1]	As of November 2019 Provincial Economic Accounts

[2]	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. 2019 value for compensation of employees is from Statistics Canada Table 36-10-0205-01.

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed June 2020)

Consumer Spending and Housing

B.C.’s nominal retail sales increased by a modest 0.6 per cent in 2019, following growth of 2.0 per cent in 2018. In 2019, increases were led by sales at general merchandise stores (+4.8 per cent), health and personal care stores (+5.2 per cent), and food and beverage stores (+1.3 per cent). Meanwhile, declines were mostly observed at motor vehicle and parts dealers (-2.7 per cent), building material and garden equipment and supplies dealers (-4.3 per cent), and sporting goods, hobby, book and music stores (-0.9 per cent).

Housing starts in B.C. totalled 44,932 units in 2019 (the highest annual level going back to 1955), up by 10.0 per cent from 40,857 units in 2018. Meanwhile, the value of residential building permits (a leading indicator of potential new housing activity) fell by 5.2 per cent in 2019, after increases of 18.5 per cent in 2018 and 16.6 per cent in 2017.

Chart 1.6 Housing Starts

 Sources: Canada Mortgage and Housing Corporation; Haver Analytics

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Regional housing markets across the province continued to adjust to past increases in interest rates and to various federal and provincial measures. After declining by 24.5 per cent in 2018, MLS home sales declined by a further 1.5 per cent in 2019. At the same time, some moderation in regional house prices was observed. The MLS average home sale price in B.C. decreased by 1.6 per cent in 2019, following a modest increase of 0.4 per cent in 2018.

Chart 1.7 Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

Tourism

The number of international non-resident travellers to B.C. increased by 3.6 per cent in 2019 compared to the previous year, following growth of 4.5 per cent in 2018. The number of U.S. travellers to B.C. grew by 3.7 per cent in 2019 over the previous year, slightly slower than the 4.1 per cent growth in 2018. Meanwhile, the number of non-U.S. visitors grew by 3.4 per cent in 2019, following growth of 5.5 per cent in 2018.

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Chart 1.8 Visitor Entries to British Columbia

Source: Statistics Canada (Table 24-10-0005-01 – accessed June 2020)

Global Economy

Overall, the International Monetary Fund estimates that global real GDP grew by 2.9 per cent in 2019, down from 3.6 per cent growth in 2018. This slowdown was observed across advanced economies and emerging markets. With the exception of the Japanese economy, B.C.’s major trading partners generally saw their pace of growth slow in 2019 compared to the previous year. The U.S. economy expanded by 2.3 per cent in 2019, down from 2.9 per cent growth in 2018. Canadian economic output increased by a more moderate 1.7 per cent in 2019, down from 2.0 per cent in 2018. Overseas, while Japan’s economy grew by 0.7 per cent in 2019, up from 0.3 per cent in 2018, China’s growth slowed noticeably compared to the past few years, achieving 6.1 per cent growth in 2019 after growing by 6.8 per cent in 2018. The euro area grew by 1.2 per cent in 2019, down from 1.9 per cent growth in 2018.

United States

U.S. real GDP grew by 2.3 per cent in 2019, down from 2.9 per cent growth in 2018. Personal consumption, government spending and government investment made notable positive contributions to economic growth partly reflecting fiscal stimulus, while business fixed investment and exports were less supportive due to slower growth abroad and uncertainty regarding global trade policies.

The U.S. labour market tightened somewhat further in 2019, with the unemployment rate averaging 3.7 per cent, the lowest rate on record since 1969. The economy added over 169,000 jobs each month on average (down from approximately 192,000 jobs added in 2018), resulting in a 1.4 per cent increase in employment in 2019. The labour force participation rate rose in 2019 with 63.1 per cent of Americans eligible to work participating in the labour market, up slightly from 62.9 per cent in 2018.

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New housing construction activity increased last year overall. The level of housing starts averaged 1.29 million units in 2019, up 3.2 per cent compared to 2018. Sales of new single-family homes in the U.S. increased by 10.7 per cent in 2019, while the median sale price decreased by 1.5 per cent. Sales of existing single-family homes increased by 0.5 per cent in 2019 and the median sale price of existing homes sold rose by 5.0 per cent.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $US449.7 billion in 2018 to $US480.2 billion in 2019. As a share of nominal U.S. GDP, the current account deficit averaged -2.2 per cent in 2019, largely unchanged from 2018.

Canada

The Canadian economy grew by 1.7 per cent in 2019, slower than the 2.0 per cent growth in 2018. Growth in household consumption and government spending moderated in 2019 compared to 2018, while business investment declined. Construction of residential structures edged lower for the second consecutive year, and investment in intellectual property products declined by a larger margin. Reflecting the economic slowdown abroad, growth in exports and imports slowed markedly, with net exports contributing marginally to annual economic growth.

Canadian labour market conditions improved somewhat further in 2019. Employment increased by a total of 398,200 jobs (or 2.1 per cent growth), stronger than the 241,100 jobs (or 1.3 per cent growth) in 2018. The unemployment rate averaged 5.7 per cent in 2019, down slightly from 5.8 per cent in 2018.

The number of Canadian housing starts declined by 2.0 per cent in 2019 to around 208,685 units, following a 3.1 per cent drop in 2018. The value of residential building permits decreased by 1.2 per cent, following a large increase of 5.3 per cent in 2018. MLS home sales (units) rebounded by 6.5 per cent in 2019, after dropping by 15.0 per cent over the previous two year period. The MLS average home sale price rose by 2.4 per cent to $500,779 in 2019.

Canadian retail sales increased by 1.6 per cent in 2019, down from 2.9 per cent in 2018. Adjusted for price movements, retail sales volumes rose by a modest 0.4 per cent in 2019, the weakest display in several years. The Canadian consumer price index rose by 1.9 per cent in 2019. The consumer price index excluding often volatile food and energy prices increased by a slightly higher 2.1 per cent.

Canada’s current account deficit narrowed to $47.0 billion in 2019 from $55.5 billion in 2018. As a share of nominal Canadian GDP, the current account deficit averaged -2.0 per cent in 2019 compared to -2.5 per cent in 2018.

The value of Canada’s exports of goods and services increased by 2.2 per cent in 2019, while imports of goods and services increased by a more moderate 1.5 per cent. The stronger increase in exports was partly driven by a 6.9 per cent gain in exports of crude oil. There were also broad-based increases in exports of services, which increased by 4.4 per cent in 2019.

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Asia

China’s real GDP expanded by 6.1 per cent in 2019, following 6.8 per cent growth in 2018, broadly continuing the trend of steadily lower annual growth rates. While net exports rebounded and contributed positively to economic growth in 2019, this was outweighed by markedly slower growth in consumption and investment.

Japan’s real GDP increased by 0.7 per cent in 2019, better than the 0.3 per cent growth posted in 2018. Stronger growth in domestic demand led by government spending and public sector investment helped to bolster overall economic growth in 2019, despite a small decline in net exports.

Europe

The euro area’s real GDP grew by 1.2 per cent in 2019, notably slower than the 1.9 per cent growth in 2018 and 2.5 per cent growth in 2017. With the exception of two smaller euro area economies, 17 of the 19 euro member countries saw their economies expand more slowly in 2019 compared to 2018. After growing by 1.5 per cent in 2018, Germany’s large economy grew by 0.6 per cent in 2019, well below the euro area average of 1.2 per cent. France’s economy grew by 1.5 per cent in 2019, down from 1.8 per cent growth in 2018. Italy’s economy grew by 0.3 per cent in 2019, after 0.8 per cent growth in 2018. Meanwhile, Spain’s economy expanded by 2.0 per cent, still slower than the 2.4 per cent growth it achieved in 2018.

Outside the euro area, the U.K. economy expanded by 1.4 per cent in 2019, slightly better than the 1.3 per cent growth posted in 2018 but still below growth rates over the previous few years. Economic uncertainty related to Britain’s departure from the European Union likely contributed to the underperformance of the U.K. economy over the past two years.

Chart 1.9 Global Economic Growth

Sources: International Monetary Fund (April 2020); Haver Analytics

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Financial Markets

Some major central banks implemented more accommodative monetary policies in 2019 to cushion their economies against a global economic growth slowdown amplified by U.S.-China trade tensions. The US Federal Reserve (Fed) lowered its federal funds target rate three times in 2019, from the 2.25 to 2.50 per cent range to the 1.50 to 1.75 per cent range. The Fed also restarted quantitative easing policies to support its policy stance on interest rates and the stronger demand for liquidity in money markets.

In contrast, the Bank of Canada maintained its target for the overnight interest rate at 1.75 per cent throughout 2019. Nevertheless, short and longer-term Government of Canada bond yields declined largely in tandem with US Treasury benchmark bond yields.

After averaging 77.2 US cents in 2018, the value of the Canadian dollar depreciated to 75.4 US cents in 2019, despite some narrowing of Canadian-U.S. interest rate differentials throughout most of last year. The lower value of the Canadian dollar primarily reflected the broad-based appreciation of the US dollar alongside slowing global economic growth and trade policy concerns.

Chart 1.10 Canadian Dollar

Source: Bank of Canada – accessed June 2020

Note: Reflects the Bank of Canada’s new calculation methodology starting January 1, 2017.

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Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

*Percentage points

Sources: Statistics Canada; Haver Analytics; Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance,

Chart 2 – An Example of Historical Data Volatility

B.C. real GDP growth had a standard deviation of 1.7 percentage points and an average of 2.3 per cent from 2009 to 2018. This means that, on average, real GDP growth rates were 1.7 percentage points away from the average annual real GDP growth rate of 2.3 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2009 to 2018, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the exchange rate and housing starts have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 – Recent Data Volatility

*Based on the annual per cent change of calendar year data from 2009 to 2018

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines S Petroleum Resources; Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Table 1 – Data Volatility
Standard deviations and averages of growth rates of selected B.C. economic variables and prices
	1982-2018		1999-2018		2009-2018
		Standard		Standard		Standard
		Deviation		Deviation		Deviation
All figures are based on the annual per cent	Average[2]	(percentage	Average[2]	(percentage	Average[2]	(percentage
change of calendar year data[1]	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.6	2.3	2.8	1.7	2.3	1.7
Nominal GDP	5.2	2.9	4.7	2.8	3.7	3.1
Nominal consumption	5.5	1.9	4.7	1.4	4.2	1.4
Nominal business investment	5.0	9.3	6.1	7.1	3.7	7.2
Nominal residential home sales	11.5	22.8	10.1	18.9	7.7	20.1
Nominal household income	5.2	2.6	4.4	2.0	3.9	1.9
Nominal compensation of employees	4.8	2.6	4.3	2.3	3.5	2.3
Nominal net operating surplus of corporations	11.0	31.0	7.7	17.0	4.2	18.2
Consumer price index	2.5	2.0	1.6	0.7	1.4	0.9
Exchange rate	-0.1	5.5	0.9	6.4	-1.7	6.7
Copper price	6.1	24.5	10.0	27.8	1.4	22.3
Natural gas price	4.2	34.6	6.2	45.8	-11.7	40.2
Pulp price	4.1	20.7	5.6	17.4	5.0	20.1
SPF 2x4 price	4.2	18.9	4.2	20.6	10.2	20.0
Housing starts	3.0	23.8	6.4	23.4	6.0	29.7
Population	1.6	0.7	1.1	0.4	1.4	0.3

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Finance calculations

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Part 2

Financial Review

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PART 2 – FINANCIAL REVIEW

2019/20 Overview

Table 2.1 2019/20 Fiscal Summary
			2019/20			Actual
($ millions)	Budget	Q1	Q2	Q3	Actual	2018/19 [1]
Revenue	59,047	58,894	58,864	59,326	58,660	57,128
Expense	(56,970)	(57,242)	(57,143)	(57,590)	(57,856)	(55,155)
Contingencies	(1,303)	(973)	(1,073)	(1,233)	(1,125)	(442)
Forecast allowance	(500)	(500)	(500)	(300)	-	-
Surplus (Deficit)	274	179	148	203	(321)	1,531

Capital spending:
Taxpayer-supported capital spending	6,340	5,776	5,538	5,248	4,772	4,452
Self-supported capital spending	4,274	4,282	4,279	4,301	4,386	4,106
	10,614	10,058	9,817	9,549	9,158	8,558
Provincial Debt:
Taxpayer-supported debt	46,384	45,466	44,773	44,569	46,229	42,681
Self-supported debt	25,664	25,354	25,220	25,769	25,932	23,281
Total debt (including forecast allowance)	72,548	71,320	70,493	70,638	72,161	65,962

Key debt affordability metrics:
Taxpayer-supported debt-to-GDP ratio	15.0%	14.8%	14.6%	14.6%	15.1%	14.4%
Taxpayer-supported debt-to-revenue ratio	81.5%	80.0%	78.9%	77.9%	80.6%	75.0%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2020, and the impact of Statistics Canada’s historical data revisions of economic growth.

During the first three quarters of the year, government managed the 2019/20 fiscal plan through changes to the contingencies allocation and changes to the forecast allowance as the revenue outlook was revised. The forecast of the operating surplus ranged between $148 million and $203 million in the three quarterly reports, down slightly from the $274 million surplus estimated in Budget 2019 (see Tables 2.1 and 2.5). However, the impacts of the COVID-19 global pandemic and government’s response measures resulted in significant impacts to government’s finances in the last quarter of the fiscal year.

The Province ended the 2019/20 fiscal year with a $321 million deficit, a decline of $524 million from the $203 million surplus forecast in the Third Quarterly Report (see Table 2.1). This reflected a $666 million reduction in revenue, a $158 million increase in expense, partly offset by the $300 million forecast allowance incorporated in the Third Quarterly Report projection. Revenue losses in the last quarter included over $800 million in personal income tax, non-residential property tax and net income of commercial Crown corporations. This was mainly due to the negative impacts of the global pandemic on employment income in the 2020 calendar year (lower personal income tax revenue); reduced equity market valuations at March 31, 2020 (higher ICBC losses); and an average 25 per cent reduction in 2020 commercial property tax rates that government announced as part of the suite of response measures.

Revenue was $387 million lower than Budget 2019 due to decline in revenues from taxation, natural resources and lower commercial Crown corporation net income, partially offset by higher fees and miscellaneous revenue, investment earnings, and contributions from the federal government. (See Revenue section for further details.)

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PART 2 – FINANCIAL REVIEW

Chart 2.1 2019/20 Surplus (Deficit) - Major Changes from Budget 2019

Decline of $595 million, resulted in a $321 million deficit

Total government expenses were $708 million higher than Budget 2019, mainly due to higher spending through statutory appropriations; higher spending on programs that are cost-recovered from third parties; and higher net spending by service delivery agencies. These increases were partially offset by lower ministry spending and favourable prior-year liability adjustments. (See Expense section for further details.)

The changes in revenue and expense are partly offset by the Budget 2019 forecast allowance of $500 million.

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, and social housing totalled $4.8 billion. This is $1.6 billion less than Budget 2019 mainly due to scheduling delays across health and transportation sectors.

Self-supported capital spending of $4.4 billion was $112 million higher than budget. (See Capital section for further details.)

Government’s total debt balance ended the fiscal year $387 million lower than forecast in Budget 2019. The variance is primarily due to lower opening debt balance and lower than expected capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2019/20 Public Accounts.

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Revenue

Revenue totaled $58.7 billion in 2019/20, $387 million lower than the Budget 2019 projection and up 2.7 per cent from 2018/19. Compared to budget, lower revenues from taxation, natural resources and commercial Crown corporation net income were partially offset by higher revenues from fees, investment earnings, miscellaneous sources and federal government transfers.

Changes of the major revenue components from Budget 2019 are outlined as follows.

Chart 2.2 Revenue Changes from Budget 2019

Total revenue decreased by $387 million

Income Tax Revenue

Personal income tax revenue was down $398 million mainly reflecting the expected decline in employment and household incomes in 2020 due to the impacts of the COVID-19 pandemic. During the year, other influencing factors on personal income tax revenue included weaker tax assessments for the 2018 calendar year resulting in a lower tax base. These declines were offset by the impacts of stronger household income growth in 2019 and effective January 2020, the introduction of a new personal income tax rate of 20.5 per cent on taxable income over $220,000.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2019

	Revenue				2019/20
	changes			Budget	Public
	($ millions)	Indicators (annual percent change)		2019	Accounts
Impacts of COVID-19 pandemic	(397)
Prior years adjustment - weaker 2018 tax results	(57)	Household income	2019	4.0%	4.4	% [1]
Carry-forward impacts of the lower 2018 tax base	(88)		2020	3.9%	-7.0%
Higher 2019 household income	90
New personal income tax rate of 20.5 per cent on		B.C. taxable income	2019	3.9%	4.8	% [1]
taxable income over $220,000	54		2020	4.0%	-9.0%
	(398)
		[1] Budget 2020 forecast

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Corporate income tax revenue was up $819 million mainly due to increased instalments from the federal government and higher entitlement in respect of prior years. The $512 million increase in instalments reflects an improved federal government outlook of the 2019 national tax base (corporate taxable income). The 2018 B.C. corporate income tax returns were stronger than expected resulting in a $297 million improvement to the prior years’ settlement payment. In 2018, B.C. taxable income rose 8.7 per cent annually compared to the 4.2 per cent annual increase in the net operating surplus of B.C. corporations assumed in the Budget 2019.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2019

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators ($ billions)	2019	2019/20
Advance instalments	512	2019 national corporate tax base	322.6	349.5
Prior years’ settlement payment	297	2018 national corporate tax base	346.8	365.2
Refunds under the International Business		2018 B.C. corporate tax base	49.1	51.9
Activity Act and Business set-off program	10
	819

Other Tax Revenue

Sales tax revenues were $212 million lower than budget mainly due to lower than expected retail sales and expenditures on durable, semi-durable and non-durable goods. In particular, sales of motor vehicles and parts declined 2.7 per cent in 2019. It is likely that measures taken to help limit the spread of the coronavirus outbreak contributed to reduced consumer purchases of taxable items and sales tax revenue. However, an estimate of the effects cannot be made due to insufficient information detailing monthly expenditures.

Table 2.2.3 Consumption and Other Tax Revenue Changes from Budget 2019

	Revenue			2019/20
	changes	Indicators (annual percent change	Budget	Public
	($ millions)	for the 2019 calendar year)	2019	Accounts
		Nominal consumer expenditures	4.9%	3.6%
		Nominal consumer expenditures on durable goods	2.5%	-1.7%
Provincial sales	(212)	Nominal business investment	5.9%	10.5%
Insurance premium	66	Consumer price index	2.2%	2.3%
Fuel	(13)	Real GDP	2.4%	1.8%
Carbon	(31)	Nominal GDP	4.4%	3.7%
Tobacco	(51)	Retail sales	3.9%	0.6%
	(241)

Property transfer tax revenue was $301 million lower than budget due to lower residential sales values. Compared to 2018/19, revenue declined $217 million (11.9 per cent) as the average tax per residential transaction fell 8.4 per cent, partly offset by a 1.0 per cent increase in the number of residential transactions. Revenue from the foreign buyers’ tax (included in total property transfer tax revenue) was $138 million compared to the $190 million budget assumption, indicating market moderation and less speculative activity.

Fuel tax revenue was down $13 million from budget mainly due to lower than assumed diesel purchases. Sales volumes of diesel were down 4.6 per cent annually compared to 2.0 per cent growth expected at budget.

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Carbon tax revenue was down $31 million from budget mainly due to lower consumption of natural gas, diesel and gasoline. As planned, on April 1 2019, carbon tax rates rose to $40 per tonne of carbon dioxide equivalent emissions, an increase of $5 per tonne from the previous year.

Tobacco tax revenue was down $51 million from budget reflecting a decline in consumption volumes due in part to consumer lifestyle changes including purchases of alternatives such as vaping products.

Property tax revenue was $388 million lower than budget mainly due to lower revenues from non-residential school taxes and the speculation and vacancy tax. Lower non-residential school tax revenue mainly reflects the reduction in school property tax rates for commercial properties by an average of 25 per cent in the 2020 calendar year announced as part of government’s response to the COVID-19 pandemic. The speculation and vacancy tax revenue was $54 million in 2019/20, $131 million below the budget estimate ($185 million), based on declarations by property owners for the 2019 calendar year.

Table 2.2.4 Property Tax Revenue Changes from Budget 2019

Revenue
changes
($ millions)
Non-residential tax	(231)
Speculation and vacancy tax	(131)
Other	(26)
Total changes	(388)

Insurance premium tax revenue was $66 million higher than budget due to higher than expected activity and higher premiums charged by industry reflecting increased assessments of risks including earthquakes and floods.

Employer health tax revenue was $43 million higher than budget mainly reflecting higher growth in wages and salaries in 2019 than assumed at budget.

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PART 2 – FINANCIAL REVIEW

Natural Resources Revenue

Natural gas royalties were $157 million lower than budget due to lower prices for natural gas and byproducts and increased utilization of the royalty and infrastructure credit programs. Byproducts include pentane, condensate and butane whose prices are more closely aligned to oil rather than natural gas. Natural gas prices averaged $0.63 ($Cdn/gigajoule, plant inlet) in 2019/20, 12.5 per cent below budget. Prices for the byproducts were also lower than expected, ranging from down 12.8 per cent for pentane to down 82.9 per cent for butane.

Table 2.2.5 Energy and Mineral Revenue Changes from Budget 2019

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators	2019	2019/20
Natural gas royalties	(157)	Natural gas price ($Cdn/GJ, plant inlet)	$0.72	$0.63
		Natural gas production (annual change)	-1.2%	1.8%
		Pentane price ($C/bbl)	$66.75	$58.20
		Condensates price ($C/bbl)	$68.88	$58.78
Petroleum royalties	(32)	Oil price ($US/bbl)	$64.50	$54.72
Coal, metals and other minerals	58	Metallurgical coal price ($US/tonne)	$158	$164
		Copper price ($US/lb)	$3.02	$2.66
Electricity sales under the Columbia River Treaty	(28)	Electricity price ($US/Mwh)	$32.48	$26.48
Other sources[1]	(2)
	(161)

1 Includes Crown land tenures and fees and levies collected by the BC Oil and Gas Commission.

Coal, metals and other minerals revenue was $58 million higher than budget mainly due to higher coal production volumes, lower operating costs and capital expenditures in coal mine operations as well as the impacts of higher copper production reflecting improved copper grades and a more efficient extraction process.

Revenue from other energy sources was $62 million lower than budget mainly due to the impacts of lower petroleum prices and production volumes as well as the effects of lower Mid-Columbia (Mid-C) electricity prices. In 2019/20, petroleum prices averaged $54.72 per barrel, down 15.2 per cent from budget ($64.50) and Mid-C electricity prices averaged $26.48 ($US per mega-watt hour), down 18 per cent from the budget assumption ($32.48). Lower average electricity prices during the year were a result of weak natural gas prices, high snowpack accumulation in Northern California and mild temperatures throughout the Pacific North West.

Forests revenue was $167 million lower than budget mainly due to lower than expected stumpage revenue from timber tenures resulting from reduced Crown harvest volumes, partially offset by a higher average stumpage rate. The total Crown harvest volumes for 2019/20 were 42.2 million cubic metres, 26 per cent below budget mainly reflecting more than two dozen permanent and temporary mill closures in the Interior and on the Coast. Mill closures were a result of tightening provincial timber supply resulting from the cumulative effects of the mountain pine infestation, wildfires, labour relations disputes and the continuing US duties on softwood lumber exports. Lumber prices for SPF 2x4 averaged $372 ($US/1000 bf) in 2019, down 2 percent from the budget assumption ($380). Logging tax revenue was lower than budget due to increases in losses carried back and higher refunds related to overpayments of instalments during the year.

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Table 2.2.6 Forest Revenue Changes from Budget 2019

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators	2019	2019/20
Stumpage from timber tenures	(174)	SPF 2x4 ($US/1000 bf, calendar year)	$380	$372
BC Timber Sales	29	Total stumpage rate ($/m3 )	$18.25	$21.46
Logging Tax	(22)	Harvest volumes (million m3)	57.0	42.2
Other receipts	-
	(167)

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $27 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totaled $10.7 billion, up $715 million from budget. Fee revenue totaled $5.6 billion, up $185 million from budget mainly due to improved revenues from post-secondary institutions and health authorities, higher MSP premium revenue, partly offset by lower revenues from the K-12 school districts. Miscellaneous revenue totaled $3.8 billion, $463 million above budget mainly due to higher vote recoveries related to the PharmaCare program, improved results for taxpayer-supported Crown corporation and agencies and increased income tax penalties collected by the Canada Revenue Agency. The higher vote recovery funding had an equal and offsetting expense increase. Revenue from investment earnings was $1.3 billion, up $67 million from budget due to prudence adopted at budget and the timing of cash flows during the year.

Table 2.2.7 Other Revenue Changes from Budget 2019

	Revenue
	changes
	($ millions)
Fees	185	Higher revenues in taxpayer-supported SUCH sector agencies and MSP premiums

Miscellaneous sources	463	Mainly higher PharmaCare vote recoveries, higher revenues in taxpayer-supported SUCH sector agencies and income tax penalties collected by Canada Revenue Agency

Investment earnings	67	Prudence adopted at budget and the timing of cash flows during the year
	715

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Part 2 – Financial Review

Federal Government Transfers

Contributions from the federal government totaled $9.5 billion, $112 million above budget.

Canada Health Transfer and Canada Social Transfer entitlements were $90 million higher than budget mainly due to one-time Canada Health Transfer funding of $68 million. This one-time contribution was B.C.’s share of the federal government’s $500 million response to the COVID-19 pandemic to provide critical health care system needs and to support mitigation efforts as needed. In addition, increased entitlement resulted from a higher B.C. share of the national population than assumed at budget (13.49 per cent compared to 13.47 per cent forecast at budget).

Table 2.2.8 Federal Government Transfer Changes from Budget 2019

	Revenue
	changes
	($ millions)
B.C. health and social transfers revenue	90	One-time $68 million COVID-19 funding and higher B.C. population share of the national total

SUCH sector	50	Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)

Vote recoveries	48	Higher funding in support of local government services and transfers and other program spending, partially offset by lower funding for labour market and public transit

B.C. share of federal duty on cannabis	(29)	Fewer than expected licensed retail establishments

Crown corporations and agencies	(50)	Mainly reduced transfers to BC Housing Management Commission

Other receipts	3	Higher funding in support of Indigenous student education partially offset by lower Labour Market Agreement for Persons with Disabilities funding.
	112

Other federal government contributions were up $22 million from budget. SUCH1 sector entities received $50 million higher contributions, mainly by post-secondary institutions. Ministries received $48 million higher vote recovery funding in support of local government services and transfers, disability assistance and other program spending, partially offset by lower vote recoveries in support of public transit and labour market development. The increased vote recovery funding had an equal and offsetting expense increase. These increases were partially offset by $29 million lower entitlement of B.C.’s share of the federal cannabis excise tax reflecting fewer than expected licensed retail establishments and $50 million lower transfers to taxpayer-supported Crown corporations mainly due to changes in the timing of contributions to the BC Housing Management Commission.

[1]	SUCH: School districts, universities, colleges and institutes, and health organizations.

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Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was $2.9 billion in 2019/20, $393 million lower than Budget 2019, and $913 million higher than 2018/19. The variance from budget in overall earnings is mainly due to lower ICBC operating results.

British Columbia Hydro and Power Authority

BC Hydro’s net income of $705 million was $7 million lower than the amount included in Budget 2019. The lower net income was mainly the result of higher capital project write-offs and a provision for potential non-compliance penalties under the Mandatory Reliability Standards.

Provincial regulation was previously implemented to improve BC Hydro’s capital structure, which required the corporation’s annual dividend payment to the Province to be reduced by $100 million per year until it reaches zero. The corporation’s dividend payment in respect of 2019/20 was zero, down from the 2018/19 payment of $59 million.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch (LDB) net income of $1.1 billion was $13 million lower than Budget 2019, and $3 million higher than 2018/19. Net income is the contribution made to the Province by the LDB from beverage alcohol and non-medical cannabis sales in the province. The decrease in net income was mainly due to higher administration expenses and lower than planned cannabis revenues.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.3 billion (net of payments to the federal government) was $60 million lower than Budget 2019, and a decrease of $69 million over the prior year. The 2019/20 change was mainly due to the measures put in place to respond to the COVID-19 pandemic.

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) net loss of $376 million was $326 million higher than the $50 million loss projected in Budget 2019, and a $777 million improvement from the 2018/19 loss. The COVID-19 global pandemic had a significant negative impact on ICBC’s bottom line. The sudden and significant negative impact to the economy and global investment markets resulted in a large investment impairment charge. Further, the market downturn caused a reduction in market yields, which resulted in a lower rate to discount claims liabilities, increasing claim costs.

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

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Table 2.3 Revenue by Source

	Budget	Actual	Actual
($ millions)	2019	2019/20	2018/19
Taxation
Personal income	11,055	10,657	11,364
Corporate income	4,192	5,011	5,180
Employer health	1,854	1,897	464
Sales [1]	7,586	7,374	7,369
Fuel	1,021	1,008	1,015
Carbon	1,713	1,682	1,465
Tobacco	780	729	781
Property	2,996	2,608	2,617
Property transfer	1,910	1,609	1,826
Insurance premium	625	691	633
	33,732	33,266	32,714
Natural resources
Natural gas royalties	275	118	199
Forests	1,155	988	1,406
Other natural resources [2]	1,193	1,162	1,503
	2,623	2,268	3,108
Other revenue
Medical Services Plan premiums	1,015	1,063	1,360
Other fees and licences [3]	4,372	4,509	4,233
Investment earnings	1,196	1,263	1,243
Miscellaneous [4]	3,375	3,838	3,413
	9,958	10,673	10,249
Contributions from the federal government
Health and social transfers	7,404	7,494	7,090
Other federal contributions [5]	2,019	2,041	1,962
	9,423	9,535	9,052
Commercial Crown corporation net income
BC Hydro [6]	712	705	(428)
Adjustment for regulatory accounts [6]	-	-	950
Liquor Distribution Branch	1,120	1,107	1,104
BC Lottery Corporation (net of payments to the federal government)	1,396	1,336	1,405
ICBC	(50)	(376)	(1,153)
Other [7]	133	146	127
	3,311	2,918	2,005
Total revenue	59,047	58,660	57,128

[1]	Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.

[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

[3]	Post-secondary, healthcare-related, motor vehicle, and other fees.

[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

[6]	BC Hydro’s net loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

[7]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

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Table 2.4 Expense by Ministry, Program and Agency [1]

	Budget	Contingencies	Statutory	Total	Actual	Actual
($ millions)	2019 [2]	allocation	authorization [3]	authorizations	2019/20	2018/19 [2]
Office of the Premier	11	1	-	12	12	11
Advanced Education, Skills and Training	2,330	1	-	2,331	2,331	2,218
Agriculture	98	14	-	112	112	98
Attorney General	606	57	56	719	718	623
Children and Family Development	2,068	83	-	2,151	2,149	1,832
Citizens’ Services	561	35	-	596	596	609
Education	6,569	71	8	6,648	6,647	6,382
Energy, Mines and Petroleum Resources	180	71	-	251	251	106
Environment and Climate Change Strategy	249	-	-	249	244	194
Finance	870	28	481	1,379	1,366	825
Forests, Lands, Natural Resource Operations and Rural Development	816	56	86	958	958	1,401
Health	20,846	-	-	20,846	20,825	19,843
Indigenous Relations and Reconciliation	108	245	-	353	353	231
Jobs, Economic Development and Competitiveness	97	1	-	98	98	103
Labour	16	-	-	16	16	12
Mental Health and Addictions	10	13	-	23	23	14
Municipal Affairs and Housing	828	355	-	1,183	1,182	817
Public Safety and Solicitor General	801	73	89	963	963	1,090
Social Development and Poverty Reduction	3,568	1	-	3,569	3,569	3,359
Tourism, Arts and Culture	164	20	-	184	184	164
Transportation and Infrastructure	926	-	-	926	919	902
Total ministries and Office of the Premier	41,722	1,125	720	43,567	43,516	40,834
Management of public funds and debt	1,278	-	-	1,278	1,234	1,258
Contingencies	1,303	(1,125)	-	178	-	21
Funding for capital expenditures	2,134	-	-	2,134	1,653	1,435
Refundable tax credit transfers	1,489	-	-	1,489	1,413	1,618
Legislative Assembly and other appropriations	159	-	-	159	150	160
Total appropriations	48,085	-	720	48,805	47,966	45,326
Elimination of transactions between appropriations [4]	(24)	-	-	(24)	(20)	(18)
Prior year liability adjustments	-	-	-	-	(126)	(151)
Consolidated revenue fund expense	48,061	-	720	48,781	47,820	45,157
Expenses recovered from external entities	3,520	-	-	3,520	3,850	3,471
Funding provided to service delivery agencies	(28,631)	-	-	(28,631)	(28,928)	(26,928)
Total direct program spending	22,950	-	720	23,670	22,742	21,700
Service delivery agency expense
School districts	6,912	-	-	6,912	6,995	6,671
Universities	5,128	-	-	5,128	5,252	4,898
Colleges and institutes	1,373	-	-	1,373	1,465	1,352
Health authorities and hospital societies	16,292	-	-	16,292	17,038	15,918
Other service delivery agencies	5,618	-	-	5,618	5,489	5,058
Total service delivery agency expense	35,323	-	-	35,323	36,239	33,897
Total expense	58,273	-	720	58,993	58,981	55,597

[1]	Amounts may not add due to rounding.

[2]	Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2020.

[3]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

[4]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

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Table 2.5 2019/20 Financial Forecast Changes

	($ millions)
2019/20 surplus at Budget 2019 (February 19, 2019)	274				274
2019/20 surplus at the First Quarterly Report (September 10, 2019)		179
2019/20 surplus at the Second Quarterly Report (November 26, 2019)			148
2019/20 surplus at the Third Quarterly Report (February 19, 2020)				203
	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax – lower 2018 tax assessment results and expected decline in 2020 household income	(85)	(57)	109	(365)	(398)
Corporate income tax – increase in instalments and prior-year settlement payment, reflecting stronger 2018 tax assessment results	300	342	174	3	819
Property transfer tax – lower year-to-date sales resulting from moderation in residential housing market	(475)	35	75	64	(301)
Provincial sales tax – lower retail sales and consumer expenditures	30	(49)	2	(195)	(212)
Property taxes – lower 2020 tax rates, reflecting tax relief to commercial property owners and reduced 2020 assessment values	(43)	(13)	(23)	(309)	(388)
Other taxation sources – year-to-date results	(4)	(55)	6	67	14
Natural gas royalties – changes in natural gas prices and production volumes, increased utilization of royalty and infrastructure programs/credits, changes in natural gas liquids royalties and byproduct prices	(105)	(30)	13	(35)	(157)
Coal, metals and minerals – changes in coal prices and costs as well as increased copper production volumes	94	(37)	-	1	58
Forests – lower harvest volumes partly offset by higher stumpage rates	23	(133)	(54)	(3)	(167)
Other natural resources – lower petroleum prices and production volumes, lower electricity prices and decreased revenue from water rentals	(31)	(35)	(2)	(21)	(89)
Post-secondary education fees	41	36	47	(2)	122
Other revenue – mainly higher revenue from other fees, income tax penalties and changes in the revenues from Crown and SUCH sector entities	143	61	98	291	593
Health and social transfers – changes in B.C. population share of national total and COVID-19 funding	(5)	28	-	67	90
Other federal government transfers – lower transfers to BC Housing Management Commission and B.C.’s share of lower federal excise tax revenue on cannabis (the latter reflecting fewer than expected licensed retail establishments), partly offset by higher transfers to post-secondary institutions	(10)	(35)	17	50	22
Commercial Crown corporation net income	(26)	(88)	-	(279)	(393)
Total revenue changes	(153)	(30)	462	(666)	(387)
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Change in contingencies spending allocation	(330)	100	150	(98)	(178)
Ministry and Legislative Assembly savings	-	(14)	-	(46)	(60)
Statutory spending:
Fire management costs	92	(19)	61	(53)	81
Emergency Program Act	117	(24)	38	(44)	87
Signed agreements under the Sustainable Services Negotiating Mandate	-	-	383	3	386
Housing Priority Initiatives Special Account - various housing intitiatives	-	(49)	-	149	100
Crown Proceeding Act	-	-	-	54	54
Other statutory spending	11	(48)	5	44	12
Refundable tax credits – mainly the impact of 2018 tax assessment results	-	89	(155)	(10)	(76)
Prior year liability and other adjustments - mainly due to the liability reduction for the Public Sector Pension Plan & Insurance Risk Management Account	3	-	(12)	(113)	(122)
Management of public debt (net)	(44)	(9)	-	9	(44)
Spending funded by third party recoveries	(9)	(12)	23	328	330
Changes in spending profile of service delivery agencies:
School districts	-	37	31	15	83
Universities	75	44	32	(27)	124
Colleges	55	16	8	13	92
Health authorities and hospital societies	16	344	157	229	746
Other service delivery agencies [1]	(38)	(128)	72	(35)	(129)
(Increase) decrease in transfers to service delivery agencies (elimination)	(6)	(326)	(186)	(260)	(778)
Total expense changes	(58)	1	607	158	708
Subtotal	(95)	(31)	(145)	(824)	(1,095)
(Increase) / Reduction in forecast allowance	-	-	200	300	500
Total changes	(95)	(31)	55	(524)	(595)
2019/20 surplus at the First Quarterly Report	179
2019/20 surplus at the Second Quarterly Report		148
2019/20 surplus at the Third Quarterly Report			203
2019/20 deficit at the Public Accounts				(321)	(321)

[1]	Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Expense

In 2019/20, government expenses totalled $59.0 billion, $708 million higher than Budget 2019 and $3.3 billion (6.0 per cent) higher than the previous year.

Consolidated Revenue Fund

Consolidated Revenue Fund (CRF) direct program spending2 (expenses other than grants paid to government agencies) was $208 million lower than Budget 2019. This was mainly due to higher statutory spending and higher spending funded by third parties, partially offset by lower ministry spending and interest costs as well as favourable prior year liability adjustments.

Statutory spending by government during the year totalled $720 million in the following areas:

•	$386 million for the signed agreements under the Sustainable Services Negotiating Mandate. Utilizing statutory appropriation for these expenses resulted in additional capacity in the contingencies vote, which was applied to accelerate payments to local governments for infrastructure projects under the Investing in Canada Infrastructure Program, for the Capital Regional District Wastewater Project, and payments for existing agreements with First Nations (Ministry of Finance);

•	$100 million net increase in spending to support various housing and shelter initiatives under the Housing Priority Initiatives Special Account (Ministry of Finance);

•	$81 million in fire management costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•	$87 million in emergency response, recovery, prevention, and preparedness costs under the Emergency Program Act (Ministry of Public Safety and Solicitor General); and

•	$66 million in other areas.

2 See Table 2.4 – Total direct program spending.

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Other CRF spending was $354 million lower than Budget 2019 due to lower refundable tax credits ($76 million), unused portion of the Contingencies Vote ($178 million), ministry and other savings ($56 million) and lower interest costs ($44 million).

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. In 2019/20, $1.1 billion of the $1.3 billion Contingencies Vote was spent on a number of priority initiatives and pressures, including:

•	$355 million in grants to support local governments for various infrastructure projects (Ministry of Municipal Affairs and Housing);

•	$245 million for various treaty and non-treaty agreements with First Nations, including various costs under the Indigenous Funding Envelope and the LNG benefits agreement (Ministry of Indigenous Relations and Reconciliation);

•	$83 million to create additional child care spaces and provide support to various child care related programs (Ministry of Children and Family Development);

•	$73 million to support various programs and initiatives including road safety initiatives, emergency management, support services to those affected by crime, and cannabis legalization (Ministry of Public Safety and Solicitor General);

•	$71 million to support K-12 education including funding for the Classroom Enhancement Fund and grants to public libraries (Ministry of Education);

•	$71 million to support CleanBC initiatives and improving mining regulatory framework (Ministry of Energy, Mines and Petroleum Resources);

•	$57 million to support various programs and initiatives including the Civil Resolution Tribunal, Federal Legal Aid Agreement, cannabis legalization, digital evidence storage, court-related costs and the anti-money laundering report (Ministry of Attorney General);

•	$56 million to support various programs and initiatives including the Big Bar Landslide, economic diversification and rural resiliency funding and timber license settlement compensation (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•	$20 million in grants to support various initiatives including the Creative BC Amplify BC Fund and the Chinese Canadian Museum (Ministry of Tourism, Arts and Culture); and

•	$94 million in other areas.

Prior year liability adjustments resulted in $126 million lower expenses than Budget 2019 due to:

•	$97 million in the Ministry of Finance, mainly due to the reduction in accrued obligations for the Teachers’ Pension Plan ($64 million), and the Insurance and Risk Management Account ($32 million);

•	$10 million in the Ministry of Education, to reflect lower than estimated program intake for the BC Training and Education Savings Program; and

•	$19 million in other favourable adjustments.

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Third party recovered spending relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $330 million higher than Budget 2019 due to:

•	$164 million higher recoverable health care costs mainly due to PharmaCare costs and health services provided to non-resident patients;

•	$79 million higher recoveries from the federal government for local government infrastructure projects;

•	$81 million higher recoveries from natural resources sector;

•	$12 million increase in recoverable interest;

•	$17 million higher recoveries for fire management;

•	$122 million net increases in other program areas; offset by

•	$145 million in lower recoverable costs in the transportation sector mainly due to timing of public transportation projects.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and government invokes statutory authority. In 2019/20, operating grants to agencies increased by $778 million compared to Budget 2019 primarily due to higher grants to health authorities ($700 million) and various other service delivery agencies ($78 million).

Service Delivery Agency Spending

Service delivery agency spending was $916 million higher than Budget 2019, made up of the following:

School districts’ spending was $83 million higher than Budget 2019 due to higher staffing and operating costs including inflationary pressures and increased amortization costs in line with self-funded capital investments.

Post-secondary institutions spending was $216 million higher than Budget 2019 mainly due to higher staffing and wages resulting from collective agreement settlements. The higher spending is partly offset by increased tuition revenues and federal research grants.

Health authority and hospital society spending was $746 million higher than Budget 2019 mainly due to increased staffing and operating costs to meet the volume growth in health care services delivered by these organizations as well as initial costs associated with COVID-19.

Spending in other service delivery agencies was $129 million lower than Budget 2019 reflecting lower spending by the BC Transportation and Financing Authority ($107 million) due mainly to lower debt servicing costs and amortization expense partly offset by other operating costs, and the BC Housing Management Commission ($153 million) due to grants reprofiled to future years to reflect the change in timing of housing projects. These decreases are offset by a net increase in spending by other service delivery agencies ($131 million).

A detailed review of the above changes by quarter is available in Table 2.5. Further information on 2019/20 spending by function is provided in Appendix Table A2.6.

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PART 2 – FINANCIAL REVIEW

Provincial Capital Spending

In 2019/20, capital spending totalled $9.2 billion, which was comprised of $4.8 billion on taxpayer-supported infrastructure and $4.4 billion on the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems, courthouses and correctional institutions) represented 40 per cent of total capital spending in 2019/20.

Spending on highways and public transportation is also taxpayer-supported and reflects government’s transportation and transit investment plans. Transportation investments comprised about 11 per cent of total capital spending in 2019/20. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

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Taxpayer-Supported Capital Spending

In 2019/20, government spending on taxpayer-supported infrastructure was $1.6 billion lower than forecast in the Budget 2019.

Education facilities spending, which includes both the K-12 and Post-Secondary sector, was $64 million lower than budget, largely reflecting changes to schedules of projects in the sector.

Health facilities spending was $246 million lower than budget primarily due to changes to the timing of procurement and cash flows of projects including the Royal Columbian Hospital Redevelopment, St. Paul’s Hospital, Burnaby Hospital Redevelopment, Lions Gate Hospital New Acute Care Facility and Children’s and Women’s Hospital projects.

Highways and public transit spending was $1.0 billion less than budget, primarily due to changes in timing to the procurement and capital spending of transportation projects such as Broadway Subway, Pattullo Bridge Replacement, and Highway 1 to the Alberta Border.

Social Housing, Ministry and Other spending was $211 million lower than budget mainly due to project scheduling changes as well as a reduction in required contingencies for capital projects.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6 Capital Spending
	Budget	Actual	Actual
($ millions)	2019	2019/20	2018/19
Taxpayer-supported
Education facilities	1,877	1,813	1,650
Health facilities	1,255	1,009	904
Highways and public transit	2,075	1,028	938
Social Housing	393	355	483
Government direct (ministries)	672	520	421
Other	68	47	56
Total taxpayer-supported	6,340	4,772	4,452

Self-supported commercial
Power generation and transmission	4,000	4,076	3,828
Other	274	310	278
Total self-supported	4,274	4,386	4,106

Total capital spending	10,614	9,158	8,558

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Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2019/20 was $112 million higher than the Budget 2019 plan.

Power generation and transmission sector spending was $76 million higher than budget primarily due to the timing of Site C project activities. Site C expenditures may be higher or lower than planned in a given period based on many factors.

Other self-supported capital spending was $36 million higher than budget, partially because of the introduction of the Insurance Corporation of British Columbia’s Enhanced Care Coverage Program and higher than expected residential and commercial building investments on the UBC campus, while capital spending of the Liquor Distribution Branch was lower than expected.

Further details on capital spending are provided in Appendix Table A2.9.

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Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2019/20 fiscal year, the following projects were removed:

•	Salish Secondary;

•	Camosun College – Centre for Health Sciences;

•	Surrey Emergency/Critical Care Tower;

•	Royal Inland Hospital Clinical Services Building;

•	Highway 97 widening from Highway 33 to Edwards Road;

•	Natural Resource Permitting Project;

•	Maples Adolescent Treatment Centre and Provincial Assessment Centre;

•	Columbia River Power projects – Waneta Dam Power Expansion and Waneta Dam Power Expansion purchase of 51 per cent interest; and

•	BC Hydro projects including: Hugh Keenleyside spillway gate reliability upgrade, Upper Columbia capacity additions at Mica units 5 and 6, Dawson Creek/Chetwynd area transmission, Surrey area substation, Big Bend substation, W.A.C. Bennett Dam riprap upgrade and Waneta 2/3 interest acquisition.

The following projects were added to the $50 million table during the fiscal year:

•	Victoria High School ($80 million);

•	Quesnel Junior School ($52 million);

•	Cowichan Secondary ($82 million);

•	Simon Fraser University – Student Housing ($104 million);

•	Burnaby Hospital Redevelopment – Phase 1 ($547 million);

•	Cariboo Memorial Hospital ($218 million);

•	Stuart Lake Hospital ($116 million);

•	West Fraser Road Realignment ($103 million);

•	Clark & 1st Avenue (Affordable Rental Housing) ($109 million);

•	ICBC project – Enhanced Care Coverage Program ($93 million); and

•	BC Hydro projects including: Wahleach generator refurbishment ($51 million), Mount Lehman substation expansion ($59 million), street light replacement program ($80 million), Capilano substation upgrade ($87 million) and Sperling substation (SPG) metalclad switchgear replacement ($54 million).

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Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•	partnerships with the private sector (public-private partnerships or P3s);

•	cost-sharing with partners; and

•	borrowing (debt financing).

Chart 2.6 shows that 74 per cent of 2019/20 taxpayer-supported capital spending was financed from direct net borrowing, 13 per cent from operating cash flows, and 6 per cent from federal contributions. Other contributions accounted for 7 per cent of the financing.

Self supported commercial Crown and agency capital spending of $4.3 billion was financed 63 per cent from direct net borrowing ($2.7 billion), and 37 per cent from operating cash flows ($1.6 billion).

Chart 2.6 Financing Taxpayer-Supported Capital Spending

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Table 2.7 Capital Expenditure Projects Greater Than $50 million [1]

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2020	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
Schools
Kitsilano Secondary [2]	2020	65	-	65	61	-	-	4
Centennial Secondary [2]	2020	53	8	61	61	-	-	-
R.E. Mountain Secondary (Willoughby Slope) [2]	2020	58	1	59	38	-	-	21
Argyle Secondary	2020	46	16	62	50	-	-	12
Grandview Heights Secondary	2021	33	50	83	63	-	-	20
Handsworth Secondary	2021	6	63	69	69	-	-	-
New Westminster Secondary	2021	63	44	107	107	-	-	-
Burnaby North Secondary	2022	4	104	108	99	-	-	9
Eric Hamber Secondary	2023	2	107	109	97	-	-	12
South Side Area Elementary Middle	2022	9	45	54	49			5
Sheffield Elementary	2021	1	51	52	47	-	-	5
West Langford Elementary and Middle	2022	5	84	89	89	-	-	-
Victoria High School	2022	2	78	80	77	-	-	3
Quesnel Junior School	2022	1	51	52	52	-	-	-
Cowichan Secondary	2024	-	82	82	80			2
Seismic Mitigation Program [3]	2030	477	1,067	1,544	1,544	-	-	-
Total schools		825	1,851	2,676	2,583	-	-	93
Post-secondary institutions
University of British Columbia –
Undergraduate Life Science Teaching
Laboratories Redevelopment [2]	2019	97	-	97	12	-	32	53
Simon Fraser University –
Energy Systems Engineering Building [2,4]	2019	123	3	126	45	-	45	36
British Columbia Institute of Technology –
Health Sciences Centre for Advanced Simulation	2022	11	77	88	66	-	-	22
Simon Fraser University –
Student Housing	2022	13	91	104	73	-	-	31
University of Victoria –
Student Housing	2023	16	216	232	128	-	-	104
Total post-secondary institutions		260	387	647	324	-	77	246
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	-	48	30	-	-	18
Royal Inland Hospital Patient Care Tower
– Direct procurement	2024	12	117	129	39	-	-	90
– P3 contract	2022	101	187	288	-	164	-	124
Vancouver General Hospital – Jim Pattison Pavilion Operating Rooms	2021	54	48	102	35	-	-	67
North Island Hospitals [2]
– Direct procurement	2017	119	-	119	69	-	-	50
– P3 contract	2017	480	-	480	60	232	-	188
Interior Heart and Surgical Centre [2]
– Direct procurement	2018	176	72	248	213	-	-	35
– P3 contract	2015	133	-	133	4	79	-	50
Vancouver General Hospital – Joseph and
Rosalie Segal Family Health Centre [2]	2017	74	-	74	49	-	-	25
Children’s and Women’s Hospital
– Direct procurement	2020	281	27	308	178	-	-	130
– P3 contract	2018	368	-	368	167	187	-	14
Penticton Regional Hospital – Patient Care Tower
– Direct procurement	2022	34	46	80	22	-	-	58
– P3 contract	2019	231	1	232	-	139	-	93
Royal Columbian Hospital – Phase 1	2020	219	40	259	250	-	-	9
Royal Columbian Hospital – Phases 2 & 3	2026	32	1,204	1,236	1,174	-	-	62
Peace Arch Hospital Renewal	2022	25	59	84	8	-	-	76
Health facilities continued on the next page

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Table 2.7 Capital Expenditure Projects Greater Than $50 million [1]

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2020	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Health facilities continued
Centre for Mental Health and Addictions	2021	59	72	131	131	-	-	-
Dogwood Complex Residential Care	2022	4	54	58	-	-	-	58
Lions Gate Hospital – New Acute Care Facility	2024	2	253	255	89	-	-	166
St Paul’s Hospital	2026	8	2,075	2,083	1,158	-	-	925
Mills Memorial Hospital	2026	2	445	447	337	-	-	110
Burnaby Hospital Redevelopment - Phase 1 [5]	2025	2	545	547	513	-	-	34
Cariboo Memorial Hospital	2026	-	218	218	131	-	-	87
Stuart Lake Hospital	2024	-	116	116	98	-	-	18
Clinical and systems transformation [6]	2023	452	28	480	480	-	-	-
iHealth Project – Vancouver Island Health Authority [6]	2020	98	2	100	-	-	-	100
Total health facilities		3,014	5,609	8,623	5,235	801	-	2,587
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	65	5	70	37	-	33	-
Highway 97 Stone Creek to Williams Road [2]	2019	56	-	56	56	-	-	-
Highway 97 Williams Lake Indian Reserve to Lexington Road [2]	2019	56	1	57	57	-	-	-
Highway 1 widening and 216th Street Interchange	2020	50	12	62	28	-	22	12
Highway 1 – Admirals Road/McKenzie Avenue Interchange	2020	88	8	96	63	-	33	-
Highway 7 Corridor improvements	2020	55	15	70	48	-	22	-
Highway 99 10-Mile Slide	2020	28	32	60	60	-	-	-
Highway 1 Lower Lynn Corridor improvements	2021	141	57	198	77	-	66	55
Highway 1 Illecillewaet 4-laning and Brake Check Improvements	2022	19	66	85	69	-	16	-
Highway 14 Corridor improvements	2022	11	75	86	56	-	30	-
West Fraser Road Realignment	2023	3	100	103	103	-	-	-
Highway 1 Chase 4-laning [7]	2023	25	235	260	248	-	12	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	60	200	260	87	-	82	91
Highway 1 Salmon Arm West [7]	2023	41	144	185	154	-	31	-
Highway 1 RW Bruhn Bridge	2023	15	210	225	134	-	91	-
Pattullo Bridge Replacement [8]	2023	129	1,248	1,377	1,076	301	-	-
Highway 1 Quartz Creek Bridge Replacement	2023	8	113	121	71	-	50	-
Kootenay Lake ferry service upgrade	2023	2	53	55	38	-	17	-
Highway 1 216th - 264th Street widening	2024	5	230	235	99	-	109	27
Highway 1 Kicking Horse Canyon Phase 4 [9]	2024	20	581	601	386	-	215	-
Broadway Subway	2025	67	2,760	2,827	1,830	-	897	100
Total transportation		944	6,145	7,089	4,777	301	1,726	285
Other taxpayer-supported
Abbotsford courthouse
– Direct procurement	2020	11	7	18	18	-	-	-
– P3 contract	2020	109	25	134	48	80	-	6
Nanaimo Correctional Centre Replacement	2023	4	153	157	157	-	-	-
Stanley New Fountain Hotel (Affordable Rental Housing)	2022	13	50	63	20	-	-	43
6585 Sussex Ave (Affordable Rental Housing)	2022	14	61	75	43	-	-	32
Clark & 1st Ave (Affordable Rental Housing)	2023	3	106	109	75	-	-	34
Total other		154	402	556	361	80	-	115
Total taxpayer-supported		5,197	14,394	19,591	13,280	1,182	1,803	3,326

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Table 2.7 Capital Expenditure Projects Greater Than $50 million [1]

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2020	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
– Ruskin Dam safety and powerhouse upgrade [2]	2018	635	3	638	638	-	-	-
– Kamloops substation [2]	2018	52	-	52	52	-	-	-
– Horne Payne substation upgrade project [2]	2019	69	1	70	70	-	-	-
– John Hart generating station replacement [2]	2019	975	2	977	977	-	-	-
– Cheakamus unit 1 and 2 generator replacement [2]	2019	61	1	62	62	-	-	-
– Bridge River 2 units 5 and 6 upgrade project [2]	2019	70	8	78	78	-	-	-
– South Fraser transmission relocation project [10]	TBD	30	46	76	76	-	-	-
– Downtown Vancouver Electricity Supply: West End strategic property purchase	2020	67	14	81	81	-	-	-
– Fort St. John and Taylor Electric Supply	2020	45	8	53	53	-	-	-
– Supply Chain Applications project	2020	59	9	68	68	-	-	-
– UBC load increase stage 2 project	2021	40	15	55	55	-	-	-
– Peace Region Electricity Supply (PRES) project [11]	2021	149	136	285	285	-	-	-
– LNG Canada load interconnection project	2021	35	47	82	58	-	-	24
– Bridge River 2 upgrade units 7 and 8 project	2021	22	64	86	86	-	-	-
– Wahleach refurbish generator project	2021	17	34	51	51	-	-	-
– Mica replace units 1 to 4 generator transformers project	2022	30	52	82	82	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2022	46	29	75	75	-	-	-
– Mount Lehman substation upgrade project	2022	6	53	59	59	-	-	-
– Street light replacement program	2023	2	78	80	80	-	-	-
– Capilano substation upgrade project	2024	8	79	87	87	-	-	-
– Sperling substation (SPG) metalclad switchgear replacement project	2024	2	52	54	54	-	-	-
– Site C project	2024	5,127	5,573	10,700	10,700	-	-	-
Total power generation and transmission		7,547	6,304	13,851	13,827	-	-	24
Other self-supported
Liquor Distribution Branch Warehouse	2020	45	-	45	45	-	-	-
Enhanced Care Coverage Program (ICBC)	2022	13	80	93	93	-	-	-
Total other		58	80	138	138	-	-	-
Total self-supported		7,605	6,384	13,989	13,965	-	-	24
Total $50 million projects		12,802	20,778	33,580	27,245	1,182	1,803	3,350

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.

[3]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

[4]	Simon Fraser University and private donors contributed $26 million toward the project, and the university also contributed land valued at $10 million.

[5]	The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.

[6]	The project and estimated budget are currently under review.

[7]	Excludes past planning costs, which are expensed (Hoffman Bluff to Jade Mountain - $2.63 million and Salmon Arm West $2.64 million).

[8]	Pattullo Bridge forecasted to open to the public in 2023 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items. This amount may change once contracts are finalized.

[9]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.

[10]	Construction work on the South Fraser transmission relocation project is currently suspended pending the government’s review of the George Massey Tunnel replacement.

[11]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government’s contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.

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PART 2 – FINANCIAL REVIEW

Provincial Debt

As at March 31, 2020, total provincial debt totalled $72.2 billion — 23.6 per cent of B.C.’s nominal GDP. The driver for borrowing is capital spending, with almost all debt incurred to finance infrastructure. About 36 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 15.1 per cent. This is higher by 0.7 percentage points from 2018/19 and is practically unchanged from Budget 2019. British Columbia’s taxpayer-supported debt-to-GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt servicing costs. The debt-to-revenue ratio stood at 80.6 per cent, 0.9 percentage points lower than Budget 2019 and an increase of 5.6 percentage points from 2018/19.

Table 2.8 Provincial Debt Summary [1]

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($ millions)	2019	Adjustment [2]	2019	2019/20	2018/19
Taxpayer-supported debt
Education facilities	14,228	(162)	14,066	15,445	14,274
Health facilities	7,918	(22)	7,896	8,507	7,968
Highways and public transit	18,947	(330)	18,617	17,659	16,767
Other	5,291	(762)	4,529	4,618	3,672
Total other taxpayer-supported debt	46,384	(1,276)	45,108	46,229	42,681
Total taxpayer-supported debt	46,384	(1,276)	45,108	46,229	42,681
Self-supported debt
Power generation and transmission	25,053	(111)	24,942	24,901	22,763
Other	611	(67)	544	1,031	518
Total self-supported debt	25,664	(178)	25,486	25,932	23,281
Forecast allowance	500	-	500	-	-
Total provincial debt	72,548	(1,454)	71,094	72,161	65,962
Debt to GDP
Taxpayer-supported	15.0%		14.7% [3]	15.1%	14.4%
Total	23.5%		23.2% [3]	23.6%	22.3%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2019 (the Budget 2019 projection was based on a forecast for 2018/19).

[3]	Revised to reflect Statistics Canada’s Provincial Economic Accounts update released on November 7, 2019.

Debt for schools, post-secondary institutions and health facilities was largely incurred by government to issue capital grants to SUCH sector organizations for funding their infrastructure. Highways and public transit debt primarily reflects direct borrowing by government-controlled agencies, such as the BC Transportation Financing Authority. Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust.

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Chart 2.7    Components of Total Provincial Debt – 2019/20

Other debt includes taxpayer-supported borrowing to finance social housing, the reconstruction of the BC Place stadium roof, and other government borrowing for direct capital projects such as courthouses. Other debt also includes the self-supported borrowing of the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions’ commercial subsidiaries, and lease liabilities related to right-of-use3 assets.

Chart 2.8    Changes in Ending Debt level from Updated Budget 2019

[3]	In 2019/20 all commercial Crown corporations implemented IFRS 16 Leases. Due to the change in accounting standards, lease liabilities related to right-of-use assets are included as debt.

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Total debt was higher by $ 1.1 billion at year-end compared to the updated Budget 2019 forecast (see Chart 2.8).

The variance consists of:

●	$1.1 billion higher taxpayer-supported debt, primarily due to lower operating results of $ 1.1 billion excluding the forecast allowance, changes in cash and other working capital balances of $1.1 billion, and $0.5 billion lower external capital funding offset by $1.6 billion lower capital spending;

●	$446 million increase in self-supported debt primarily due to $387 million for implementing accounting standards for lease liabilities related to right-of-use assets which are now included as debt, and $112 million in higher capital spending, partially offset by $53 million of higher operating cash flows; and

●	$500 million forecast allowance.

Surplus/Deficit Versus Change In Debt

For the 2019/20 fiscal year, government posted a deficit of $321 million, and the non-cash items were $2.3 billion (primarily amortization and the adjustment for commercial Crown corporations net income and dividends). Working capital balances increased by $802 million, including higher cash balances at year end to ensure liquidity during the COVID-19 pandemic. Taxpayer-supported capital spending was $4.8 billion. As a result, taxpayer-supported debt increased by $3.5 billion during the fiscal year.

The $2.7 billion increase in self-supported debt primarily reflects $4.4 billion capital spending (mainly for BC Hydro and BCLC, which is financed through the fiscal agency loan program), offset by $1.7 billion in net operating cash flows.

Chart 2.9 Reconciliation of Surplus/Deficit to Change In Debt

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PART 2 – FINANCIAL REVIEW

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9 Key Debt Indicators[1]
	Budget	Actual	Actual
	2019	2019/20	2018/19
Debt to revenue (per cent)
Total provincial	91.2	95.9	89.5
Taxpayer-supported	81.5	80.6	75.0
Debt per capita ($) [2]
Total provincial	14,346	14,229	13,189
Taxpayer-supported	9,172	9,116	8,534
Debt to GDP (per cent) [3]
Total provincial	23.5	23.6	22.3
Taxpayer-supported	15.0	15.1	14.4
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.7	3.8	3.8
Taxpayer-supported	3.3	3.1	3.2
Interest costs ($ millions)
Total provincial	2,929	2,872	2,786
Taxpayer-supported	1,894	1,807	1,793
Interest rate (per cent) [5]
Taxpayer-supported	4.2	4.1	4.2
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	79,516	75,283	73,734
Taxpayer-supported [7]	56,916	57,386	56,881
Total debt ($ millions)
Total provincial	72,548	72,161	65,962
Taxpayer-supported [8]	46,384	46,229	42,681
Provincial GDP ($ millions) [9]	308,457	306,272	295,401
Population (thousands at July 1) [10]	5,057	5,071	5,001

[1]	Figures for prior year have been restated to conform with the presentation used for 2019/20 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. debt at March 31, 2020 divided by population at July 1, 2019).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2020 divided by 2019 GDP).

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

[8]	Excludes debt of commercial Crown corporations.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2019 is used for the fiscal year ended March 31, 2020). As nominal GDP for the calendar year ending in 2019 is not available, the 2019 GDP projected in February 2020 has been used for the fiscal year ended March 31, 2020 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2019 is used for the fiscal year ended March 31, 2020).

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PART 2 – FINANCIAL REVIEW

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

Table 2.10 Interprovincial Comparison of Credit Ratings, June 2020
Rating Agency[1]
Moody’s Investors
Province	Service	Standard & Poor’s	DBRS
British Columbia	Aaa	AAA	AA(High)
Alberta	Aa2	A+	AA (Low)
Saskatchewan	Aaa	AA	AA (Low)
Manitoba	Aa2	A+	A (High)
Ontario	Aa3	A+	AA (Low)
Quebec	Aa2	AA-	AA (Low)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	AA-	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A (Low)

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

B.C.’s record in recent years for presenting surplus fiscal outlooks and for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poor’s respectively, while DBRS rates the province at AA (high).

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement. As at March 31, 2020, all pension plans under joint trusteeship were fully funded.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2020 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’ [1]	College	Other [2]	2019/20	2018/19
Accrued benefit obligation	(21,122)	(29,030)	(21,547)	(3,970)	(767)	(76,436)	(72,120)
Pension fund assets	23,343	32,973	23,105	4,431	896	84,748	78,693
Subtotal	2,221	3,943	1 ,558	4 61	129	8,312	6,573
Unamortized actuarial (gain) loss	(158)	(2,209)	(1,436)	(314)	(43)	(4,160)	(3,337)
Accrued net asset (obligation)	2,063	1,734	122	147	86	4,152	3,236

[1]	The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2019/20 accounts. The liability will be settled in future periods through increased employer contributions.

[2]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

●	Public Service Pension Plan, March 31, 2017;

●	Municipal Pension Plan, December 31, 2018;

●	Teachers’ Pension Plan, December 31, 2017; and

●	College Pension Plan, August 31, 2018.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Teachers’ Pension Plan and 6.25 per cent for the other three plans) and the rate of annual salary increases (currently 3.50 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2020, taxpayer-supported entities have $10.0 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $6.2 billion in contractual rights, for a total of $16.1 billion in contract receipts over the future years, depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2020, taxpayer-supported entities have incurred $42.4 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $52.2 billion in contractual obligations, for a total of $94.6 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2019/20 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.12) as follows:

●	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

●	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

●	Provincial policing contracts – annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

●	Housing subsidy agreements – annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26+	Total
Coastal ferry services agreement	231	231	231	231	231	8,782	9,937
Capital construction and maintenance P3s	366	381	350	365	269	3,860	5,591
Provincial policing contracts	381	384	384	384	385	2,670	4,588
Housing subsidy agreements	484	318	244	199	169	4,213	5,627
Program delivery agreements	1,917	332	271	222	214	1,700	4,656
Operating and maintenance agreements	820	668	559	499	453	1,167	4,166
Service delivery agreements	699	520	508	507	455	2,374	5,063
Capital and economic development agreements	1,462	624	235	71	45	347	2,784
	6,360	3,458	2,782	2,478	2,221	25,113	42,412

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●	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

●	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

●	Service delivery agreements – annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

●	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as school district, universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

Almost all (92 per cent or $52.2 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

Subsequent Events

COVID-19 Global Pandemic

On March 18, 2020, the Government of British Columbia declared a state of emergency in response to the COVID-19 global pandemic that continued to be in force at the time the 2019/20 Public Accounts were completed. To minimize the transmission of the virus, the Provincial Health Officer issued orders directed to all British Columbians and organizations operating in the province. Some actions taken will have an impact on future financial statements.

On March 23, 2020, the Legislative Assembly authorized $5 billion in government spending for fiscal 2020/21 through Supplementary Estimates to support the pandemic response and economic recovery. The future financial impacts of the pandemic on the province can not be determined at this time.

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2019/20 Public Accounts Audit Qualification

The Audit Opinion on the 2019/20 Public Accounts includes one qualification on the longstanding issue on the recognition of restricted contributions.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. Under the Auditor General’s approach to restricted contributions, liabilities would have been reduced by $5.7 billion and current year revenue and surplus would have been increased by $5.7 billion.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2019/20 Public Accounts.

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Part 3

Supplementary Information

– General Description of the Province

– Constitutional Framework

– Provincial Government

– Annual Financial Cycle

– Government’s Financial Statements

– Provincial Taxes

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General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.071 million people, accounting for 13.5 per cent of Canada’s population on July 1, 2019. B.C.’s population grew at an average annual rate of 1.4 per cent between 2009 and 2019, slightly higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 2,691,351 persons in 2019. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 402,271 persons in 2019.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in B.C. (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in B.C. is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the lieutenant governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

[2]	The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation. A minority government was most recently formed in British Columbia following the 2017 general election.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling his or her collective and individual responsibilities and respecting his or her accountability. In providing this support, the deputy minister is responsible for:

●	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

●	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

●	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR

*In an election year the budget day may be delayed, in accordance with the Budget Transparency and Accountability Act.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2018/19 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2020)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate	General rate: 12% Small business rate: 2%.	The Canada Revenue Agency administers B.C.’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

• Personal

Tax rates of 5.06%, 7.7%,
10.5%, 12.29%, 14.7%, 16.8% and 20.5% corresponding to the following tax brackets:

up to $41,725,
$41,725.01 to $83,451,
$83,451.01 to $95,812,
$95,812.01 to $116,344
$116,344.01 to $157,748,
$157,748.01 to $220,000, and over $220,000.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the B.C. climate action tax credit, B.C. sales tax credit, the B.C. early childhood tax benefit and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is reduced if annual B.C. remuneration is between $500,000 and $1.5 million. Tax does not apply if B.C. remuneration is less than $500,000.

Employers with annual B.C. remuneration less than $500,000 are exempt from the tax. The exemption amount is shared by all associated employers.

The tax rate is phased in for employers with annual B.C. remuneration between $500,000 and $1.5 million.

Special rules exist for charities. Charities receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

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Table 3.1 Provincial Taxes (as of July 2020) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•      food for human consumption (all food including prepared food),

•      residential energy,

•      children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•      basic cable and residential land-line telephone services, and

•      vitamins, drugs and household medical aids.

Major business exemptions include, but are not limited to:

•      goods acquired solely for re-sale or re-lease,

•      goods purchased to be incorporated into goods for sale or lease,

•      certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas)

•      for qualifying activities at qualifying locations, and electricity.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	29.5 cents per cigarette or tobacco stick and 39.5 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•      Aviation Fuel

•      Gasoline

•      Heavy Fuel Oil

•      Jet Fuel

•      Kerosene

•      Light Fuel Oil

•      Methanol
(not produced from biomass)

•      Naphtha

•      Butane

•      Coke Oven Gas

•      Ethane

•      Propane

•      Natural Gas

•      Refinery Gas

•      High Heat Value Coal

•      Low Heat Value Coal

•      Coke

•      Petroleum Coke

•      Gas Liquids

•      Pentanes Plus

•      Also combustion of peat and tires (whole or shredded) to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustibl based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $40 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•      fuels which are exported for use outside of British Columbia,

•      fuel used for certain non-energy purposes,

•      fuel used for eligible inter-jurisdictional transportation,

•      coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•      minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

Tax rates were scheduled to reach $45 per tonne of carbon dioxide equivalent on April 1, 2020 but are temporarily held at $40 per tonne under the COVID-19 Action Plan. This pause also temporarily relieves additional forms of combustible waste, added in Budget 2020, from carbon tax.

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Table 3.1 Provincial Taxes (as of July 2020) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:		Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

• Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

• Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

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Table 3.1 Provincial Taxes (as of July 2020) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Coloured fuel, marine diesel fuel	3 cents per litre.	Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.	Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	• Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.

	• Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	• Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

	• Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in B.C.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).	Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.	An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

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Table 3.1 Provincial Taxes (as of July 2020) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.		Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of B.C.; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.	Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.		Some exemptions apply under various statutes.

		Class	Rate $/$1000
		1 residential:	0.47
		2 utilities:	3.83
		3 supportive housing:	0.10
		4 major industry:	6.77
		5 light industry:	2.72
		6 business and other:	2.72
		7 managed forest land:	0.46
		8 recreation/non-profit:	0.89
		9 farm land:	0.55

		In Peace River Regional
		District, tax rates are the same
		as above except
		2 utilities:	4.20
		4 major industry:	7.14
		5 light industry:	3.09

Basic residential class school property tax — School Act section 119	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2020, rates range from about $0.87/$1000 to $4.5/$1000.		Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

				The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of “dwelling property”. Tax began in 2019.	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.		Dwelling property is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

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Table 3.1 Provincial Taxes (as of July 2020) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually and expressed as $/$1000 of taxable assessed value.

For 2020, as a COVID-19 response, school tax rates for classes 4-8 were reduced by 70% to 100% compared to both 2019 rates and rates that would have applied using the policy set out in Budget 2020.

For classes 5,6 and 8, this results in a province-wide average tax cut of 25% of total property taxes. For classes 4 and 7, it effectively removes the school tax.

Some exemptions apply under various statutes.

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		For 2020 the rates are:
		Class	Rate $/$1000
		2 utilities:	13.03
		3 supportive housing:	0.1
		4 major industry:	0.0001
		5 light industry:	1.0561
		6 business and other:	1.1070
		7 managed forest land:	0.0001
		8 recreation/non-profit:	0.7844
		9 farm land:	7.05

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.		Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax, and to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

Speculation and Vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.	For the 2019 tax year the tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

68 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

PART 3 – SUPPLEMENTARY INFORMATION

Table 3.2 Interprovincial Comparisons of Tax Rates – 2020

(Rates known and in effect as of July 1, 2020)

										Prince	Newfound-
	British		Saskat-				New		Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick		Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	12	10	12	12	11.5	11.5	14		16	16	15
Manufacturing rate [1]	12	10	10	12	10	11.5	14		16	16	15
Small business rate	2	2	2	0	3.2	5	2.5		3	3	3
Small business threshold($000s)	500	500	600	500	500	500	500		500	500	500
Corporation capital tax (per cent) Financial [2]	Nil	Nil	0.7/4	6	1.25	1.25	4	/5	4	5	6
Health care premiums/month ($)Individual/family [3]	Nil	Nil	Nil	Nil	Nil	Nil	Nil		Nil	Nil	Nil
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil		Nil	Nil	2
Insurance premium tax(per cent) [5]	2-7	3/4	3/4	2-4.25	2-3.5	3.48	2/3		3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	23.39	19.63	21.63	20.63	33.64	37.11	26.53		24.92	24.35	30.95
Diesel	25.23	21.05	23.05	22.05	33.70	38.55	32.57		24.40	31.40	31.35
Sales tax (per cent) [7] General rate	7	Nil	6	6	8	9.975	10		10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	59	55	61.63	69.05	45.76	29.80	63.47		72.27	62.32	61.22

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

[2]	In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate. Manitoba’s tax only applies to large financial corporations with taxable paid-up capital of at least $4 billion on taxable capital exceeding $10 million. Ontario and Quebec’s tax only applies to life insurance companies and applies to the extent the capital tax exceeds income tax. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent. Financial institutions in Prince Edward Island pay tax on their paid-up capital exceeding $2 million.

[3]	British Columbia Medical Services Plan premiums were eliminated effective January 1, 2020. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year per person.

[4]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.29 per cent on salaries and wages paid by financial institutions.

[5]	Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. In Manitoba, Ontario, Quebec and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

[6]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority, 7.75 (gasoline) / 8.25 (diesel) cents per litre for the Provincial Motor Fuel tax, and 8.89 (gasoline) / 10.23 (diesel) cents per litre for the Carbon Tax. The British Columbia rates do not include regional variation in the Provincial Motor Fuel Tax, as well as additional regional taxes, that increase the gasoline and diesel rates by 12.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 2020. The Quebec Sales Tax is calculated on the retail price, which includes the Quebec per litre tax, and the federal excise tax. The rate for Newfoundland and Labrador includes a carbon tax rate of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel. For comparative purposes the rates for Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, and P.E.I. include the federal carbon pricing backstop rates of 6.63 cents per litre for gasoline and 8.05 cents per litre for diesel. Quebec and Nova Scotia’s rates also include the estimated cost of their provincial cap-and-trade programs: 4.92 (gasoline) and 6.26 (diesel) cents per litre in Quebec and .94 (gasoline) and 1.2 (diesel) cents per litre in Nova Scotia. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.

[7]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

[8]	Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 69

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Appendix 1

Economic Review

Supplementary Tables

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1. 1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2012 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	46,600	97,936	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	98,655	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	99,550	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	106,567	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	107,559	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	114,142	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	120,448	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	124,256	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	126,129	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	126,535	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	130,049	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	136,155	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	139,733	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	143,402	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	147,052	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	151,968	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	153,811	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	159,162	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	166,405	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	167,541	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	174,214	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	178,240	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	185,250	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	194,460	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	203,053	128,744	45,658	33,273	2,248	2,141	4.8
2007	4,291	200,440	209,419	137,373	49,568	34,036	2,304	2,206	4.3
2008	4,349	206,427	210,903	142,034	52,692	30,085	2,349	2,242	4.6
2009	4,411	198,179	205,878	140,482	46,303	26,431	2,375	2,192	7.7
2010	4,466	206,990	211,749	144,734	49,423	30,305	2,405	2,223	7.6
2011	4,502	218,771	218,203	152,291	50,911	30,853	2,409	2,228	7.5
2012	4,567	223,328	223,329	158,221	54,486	31,066	2,429	2,263	6.8
2013	4,630	230,981	228,310	166,281	53,814	32,225	2,425	2,266	6.6
2014	4,707	243,872	236,696	172,841	59,031	34,951	2,425	2,278	6.1
2015	4,776	250,784	241,509	181,683	59,392	37,934	2,458	2,306	6.2
2016	4,859	263,912	248,262	187,000	64,897	43,556	2,532	2,380	6.0
2017	4,924	282,642	257,466	199,008	70,471	46,247	2,601	2,467	5.1
2018	5,001	295,401	264,063	207,418	73,048	46,245	2,617	2,494	4.7
2019	5,071	-	-	-	-	44,657	2,685	2,559	4.7

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.

72 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1A Aggregate and Labour Market Indicators (continued)

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
				(annual percentage change)[2]
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	2.0	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.2	4.4	2.9	3.0	6.7	14.7	1.3	1.4	(0.1)
2011	0.8	5.7	3.0	5.2	3.0	1.8	0.2	0.2	(0.1)
2012	1.4	2.1	2.3	3.9	7.0	0.7	0.8	1.6	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	(0.1)	0.1	(0.2)
2014	1.7	5.6	3.7	3.9	9.7	8.5	0.0	0.6	(0.5)
2015	1.5	2.8	2.0	5.1	0.6	8.5	1.3	1.2	0.1
2016	1.7	5.2	2.8	2.9	9.3	14.8	3.0	3.2	(0.2)
2017	1.3	7.1	3.7	6.4	8.6	6.2	2.7	3.7	(0.9)
2018	1.6	4.5	2.6	4.2	3.7	(0.0)	0.6	1.1	(0.4)
2019	1.4	-	-	-	-	(3.4)	2.6	2.6	0.0

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.

[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed June 2020) and BC Stats.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 73

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	748.41	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	779.76	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	801.18	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	820.49	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,841	33,827	28,969	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,543	34,646	29,722	3.0	100.1	5.3
2013	117.7	119.2	879.80	117,735	35,913	30,982	3.0	97.1	5.2
2014	118.9	120.5	882.22	122,520	36,719	31,512	3.0	90.5	4.9
2015	120.2	121.9	914.04	127,754	38,038	32,610	2.8	78.2	4.7
2016	122.4	124.6	920.92	130,037	38,483	33,038	2.7	75.4	4.7
2017	125.0	127.3	936.41	138,037	40,414	34,878	2.9	77.0	4.8
2018	128.4	131.0	974.82	146,219	41,474	35,749	3.6	77.2	5.3
2019	131.4	134.1	999.33	-	-	-	4.0	75.4	5.3

[1]	Data prior to 1997 are not available.

[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.

[3]	The most typical of those offered by the major chartered banks.

74 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
	(annual percentage change) [4]
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.2	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.2	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	-	0.1	2.7	(2.3)	(2.5)	0.4	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	2.4	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	2.2	4.8	4.4	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.4	2.6	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.1	4.6	3.7	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.3	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	3.6	4.3	3.6	3.5	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.8	2.5	1.2	1.3	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.7	5.4	5.0	5.6	0.2	1.6	0.1
2018	2.7	2.9	4.1	5.9	2.6	2.5	0.7	0.1	0.5
2019	2.3	2.4	2.5	-	-	-	0.4	(1.8)	0.0

[1]	Data prior to 1997 are not available.

[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.

[3]	The most typical of those offered by the major chartered banks.

[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0122-01, 10-10-0009-01, 10-10-0145-01 - accessed June 2020), Bank of Canada and BC Stats.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 75

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	MLS home	MLS average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	sales	home sale price	GDP[1]	GDP[2]	goods exports
	($ millions)	($ millions)	(units)	($ millions)	(units)	($)	($ millions)	($ millions)	($ millions)
1982	-	-	19,807	1,026	25,040	93,951	-	-	12,353
1983	-	-	22,607	775	32,131	95,620	-	-	13,244
1984	-	-	16,169	827	30,955	90,923	-	-	15,748
1985	-	-	17,969	812	43,530	87,957	-	-	13,591
1986	-	-	20,687	912	46,145	92,852	-	-	13,033
1987	-	-	28,944	999	56,376	101,916	-	-	15,883
1988	-	-	30,487	1,647	67,460	121,040	-	-	17,405
1989	-	-	38,894	1,812	83,652	151,400	-	-	17,775
1990	-	-	36,720	1,833	58,027	157,616	-	-	16,607
1991	-	25,022	31,875	1,803	84,554	168,235	-	-	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	-	-	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	-	-	22,856
1995	34,207	34,219	27,057	1,966	58,172	221,749	-	-	26,874
1996	32,932	34,775	27,641	1,957	72,033	218,933	-	-	25,717
1997	33,496	36,591	29,351	1,960	68,139	220,504	-	6,282	26,699
1998	31,757	35,762	19,931	2,022	52,868	212,082	-	6,498	25,942
1999	36,679	36,373	16,309	2,104	57,941	215,611	-	6,506	29,044
2000	40,699	38,435	14,418	2,089	54,163	221,367	-	7,309	33,640
2001	38,303	40,719	17,234	2,125	69,534	222,803	-	7,380	31,680
2002	38,610	43,265	21,625	1,771	82,618	238,903	-	7,584	28,828
2003	39,772	44,421	26,174	1,880	93,158	260,087	-	8,507	28,265
2004	41,607	47,219	32,925	2,070	96,430	289,207	-	8,968	31,008
2005	42,883	49,380	34,667	3,212	106,431	332,300	-	9,767	34,167
2006	44,480	53,136	36,443	3,921	96,764	390,920	-	10,513	33,466
2007	42,418	56,936	39,195	3,933	103,027	439,095	5,440	11,440	31,524
2008	39,435	57,794	34,321	3,678	68,991	454,290	5,460	11,714	33,124
2009	32,951	55,288	16,077	3,139	85,240	465,250	5,396	11,685	25,240
2010	35,575	58,251	26,479	3,018	74,999	504,460	5,715	12,079	28,646
2011	37,998	60,090	26,400	3,136	77,080	560,333	5,764	12,906	32,671
2012	38,491	61,217	27,465	4,048	67,732	514,313	6,061	13,564	31,484
2013	40,189	62,944	27,054	3,108	73,079	536,835	6,311	13,752	33,421
2014	43,858	66,916	28,356	3,729	84,207	567,848	6,774	14,595	35,832
2015	45,090	71,609	31,446	3,680	102,694	635,848	7,259	15,192	35,497
2016	47,167	77,109	41,843	3,392	112,426	690,355	8,258	16,152	38,423
2017	51,394	84,291	43,664	4,212	103,965	708,868	9,041	17,087	43,241
2018	54,286	85,954	40,857	5,691	78,516	711,564	9,521	17,862	46,340
2019	52,964	86,492	44,932	6,121	77,347	700,385	-	-	43,494

[1]	Data prior to 2007 are not available.

[2]	Data prior to 1997 are not available.

76 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1C Other Indicators (continued)

	Manufacturing		Housing	Non-residential	MLS Home	MLS Average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	Sales	Home Sale Price	GDP[1]	GDP[2]	goods exports
	(annual percentage change)
1983	-	-	14.1	(24.5)	28.3	1.8	-	-	7.2
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	18.9
1985	-	-	11.1	(1.7)	40.6	(3.3)	-	-	(13.7)
1986	-	-	15.1	12.3	6.0	5.6	-	-	(4.1)
1987	-	-	39.9	9.6	22.2	9.8	-	-	21.9
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	24.0	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(30.6)	4.1	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.7	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.7	12.9	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(22.8)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	23.8	(1.3)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.4)	0.7	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.4)	(3.8)	-	3.4	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.6	1.7	-	0.1	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.5)	2.7	-	12.3	15.8
2001	(5.9)	5.9	19.5	1.7	28.4	0.6	-	1.0	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	-	2.8	(9.0)
2003	3.0	2.7	21.0	6.1	12.8	8.9	-	12.2	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	-	5.4	9.7
2005	3.1	4.6	5.3	55.2	10.4	14.9	-	8.9	10.2
2006	3.7	7.6	5.1	22.1	(9.1)	17.6	-	7.6	(2.1)
2007	(4.6)	7.2	7.6	0.3	6.5	12.3	-	8.8	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(33.0)	3.5	0.4	2.4	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.6	2.4	(1.2)	(0.2)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.0)	8.4	5.9	3.4	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	0.9	6.8	14.1
2012	1.3	1.9	4.0	29.1	(12.1)	(8.2)	5.2	5.1	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.9	4.4	4.1	1.4	6.2
2014	9.1	6.3	4.8	20.0	15.2	5.8	7.3	6.1	7.2
2015	2.8	7.0	10.9	(1.3)	22.0	12.0	7.2	4.1	(0.9)
2016	4.6	7.7	33.1	(7.8)	9.5	8.6	13.8	6.3	8.2
2017	9.0	9.3	4.4	24.2	(7.5)	2.7	9.5	5.8	12.5
2018	5.6	2.0	(6.4)	35.1	(24.5)	0.4	5.3	4.5	7.2
2019	(2.4)	0.6	10.0	7.5	(1.5)	(1.6)	-	-	(6.1)

[1]	Data prior to 2007 are not available.

[2]	Data prior to 1997 are not available. Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0008-01, 34-10-0135-01, 34-10-0066-01, 34-10-0003-01 - accessed June 2020); Canadian Real Estate Association; Haver Analytics and BC Stats.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 77

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1D Commodity Production Indicators

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	-	2,823	1,872	-	11,769	2,769	48,238	962	241
1983	30,773	-	3,267	2,148	-	11,717	2,903	47,213	917	210
1984	30,884	-	3,051	2,084	-	20,771	3,346	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	22,993	3,541	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	20,361	3,160	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	21,990	3,615	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	24,942	3,943	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	4,123	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,954	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	3,840	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	3,500	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	3,538	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	4,066	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	4,501	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,420	4,340	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,830	4,681	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,800	4,466	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	4,536	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,681	7,901	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	27,006	8,623	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	27,314	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	26,715	5,384	67,774	2,389	706
2006	41,198	80,350	4,742	3,007	7,148	23,057	5,991	61,598	2,346	788
2007	36,811	72,675	4,730	2,761	6,934	25,725	5,611	71,830	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	26,163	7,403	66,072	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,193	5,622	65,057	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,040	7,166	64,224	2,547	873
2011	28,414	69,580	4,502	1,552	4,945	27,431	8,982	69,257	2,688	813
2012	29,164	68,133	4,444	1,444	3,415	28,777	7,826	73,584	2,845	713
2013	30,023	71,053	4,296	1,419	4,676	31,132	7,112	67,851	2,883	775
2014	29,635	66,382	4,294	1,432	6,996	29,392	6,815	67,008	3,037	862
2015	30,612	68,661	4,320	1,251	3,543	25,551	6,186	71,771	3,188	885
2016	31,448	66,234	4,223	1,143	3,079	26,027	6,704	69,703	3,119	1,180
2017	30,337	64,495	4,215	1,119	3,964	26,005	9,178	74,476	3,255	1,168
2018	29,200	67,639	4,089	1,040	4,755	x	9,783	69,080	3,462	1,291
2019	22,839	53,705	4,091	838	4,303	x	8,800	-	3,924	-

[1]	Total lumber production is total softwood production.

[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

78 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1D Commodity Production Indicators (continued)

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(annual percentage change)
1983	29.0	-	15.7	14.7	-	(0.4)	4.8	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	77.3	15.3	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	10.7	5.8	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	(11.4)	(10.8)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	8.0	14.4	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	13.4	9.1	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	(0.6)	4.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(4.1)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(2.9)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(8.9)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	1.1	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	14.9	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	10.7	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(3.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.5	7.9	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.9)	(4.6)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	0.2	1.6	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	74.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	5.2	9.1	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(9.7)	(66.8)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	-	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(1.9)	32.2	(2.2)	44.0	12.0	1.3	11.2
2006	0.2	(3.9)	(3.9)	1.0	(20.3)	(13.7)	11.3	(9.1)	(1.8)	11.6
2007	(10.6)	(9.6)	(0.3)	(8.2)	(3.0)	11.6	(6.3)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.0)	(8.8)	33.6	1.7	31.9	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(19.0)	(24.1)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	22.9	27.5	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.1)	9.2	5.3	25.3	7.8	5.5	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	6.2	5.8	(12.3)
2013	2.9	4.3	(3.3)	(1.7)	36.9	8.2	(9.1)	(7.8)	1.3	8.8
2014	(1.3)	(6.6)	(0.0)	0.9	49.6	(5.6)	(4.2)	(1.2)	5.4	11.2
2015	3.3	3.4	0.6	(12.6)	(49.4)	(13.1)	(9.2)	7.1	5.0	2.7
2016	2.7	(3.5)	(2.2)	(8.6)	(13.1)	1.9	8.4	(2.9)	(2.2)	33.3
2017	(3.5)	(2.6)	(0.2)	(2.1)	28.7	(0.1)	36.9	6.8	4.4	(1.0)
2018	(3.7)	4.9	(3.0)	(7.1)	20.0	-	6.6	(7.2)	6.4	10.5
2019	(21.8)	(20.6)	0.0	(19.4)	(9.5)	-	(10.1)	-	13.3	-

[1]	Total lumber production is total softwood production. Sources:
Statistics Canada (Table: 16-10-0017-01, 16-10-0045-01, 25-10-0046-01, 25-10-0021-01, 32-10-0046-01 - accessed June 2020); Ministry of Agriculture; Ministry of Forests, Lands and Natural Resource Operations, and Rural Development; Ministry of Energy, Mines and Petroleum Resources; Natural Resources Canada and BC Stats.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 79

APPENDIX 1 – ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
					(millions of 2012 $, chained)
1982	54,284	25,819	6,252	8,136	1,816	477	15,312	2,623	29,217	28,134	97,936
1983	54,543	25,571	6,633	8,661	1,353	509	14,745	2,878	30,779	30,165	98,655
1984	55,969	25,561	6,305	7,504	1,452	610	14,082	2,945	32,978	32,694	99,550
1985	58,030	26,191	6,817	7,055	1,642	645	14,661	3,593	36,256	33,754	106,567
1986	59,253	26,429	7,509	5,489	1,564	628	13,838	3,249	38,048	35,006	107,559
1987	62,383	26,740	8,934	5,753	1,913	681	15,979	3,467	41,273	37,988	114,142
1988	65,379	28,017	9,955	6,896	2,567	879	19,300	3,200	43,541	41,126	120,448
1989	69,152	28,373	11,457	7,674	3,081	983	22,273	4,089	42,822	45,022	124,256
1990	72,042	29,403	11,655	7,464	3,113	1,227	22,583	4,080	42,344	46,941	126,129
1991	72,471	31,073	11,010	7,890	3,191	1,231	22,520	4,626	43,018	47,386	126,535
1992	74,713	32,140	13,535	6,166	3,185	1,229	23,455	4,638	45,157	49,588	130,049
1993	77,151	32,588	13,875	5,649	3,091	1,603	23,560	4,728	46,950	49,290	136,155
1994	80,289	32,870	13,955	6,879	3,510	2,315	25,912	5,438	50,039	57,258	139,733
1995	82,775	32,306	12,270	7,541	3,587	1,825	24,600	5,053	53,082	57,974	143,402
1996	85,806	32,946	12,459	6,661	3,675	1,841	24,294	5,434	53,351	57,506	147,052
1997	89,016	32,876	13,071	8,876	4,066	1,946	27,333	4,729	55,463	61,586	151,968
1998	90,175	33,385	11,314	6,781	4,496	2,408	25,452	4,532	56,944	60,891	153,811
1999	92,443	33,624	10,499	7,527	4,517	2,077	25,097	5,332	61,911	64,595	159,162
2000	95,344	34,897	10,563	7,289	4,897	2,513	26,065	5,403	67,308	69,598	166,405
2001	97,251	36,032	11,629	8,404	4,811	3,164	28,386	5,458	66,794	69,764	167,541
2002	100,887	36,560	13,554	7,875	4,681	2,704	28,868	5,212	67,270	69,848	174,214
2003	104,235	36,720	14,601	8,599	4,693	3,238	30,948	5,443	69,226	73,588	178,240
2004	108,952	36,511	17,112	9,487	5,274	3,697	35,317	6,299	72,828	79,354	185,250
2005	113,429	36,946	18,352	9,974	6,342	3,941	38,637	7,517	76,457	84,079	194,460
2006	120,181	37,399	19,671	11,813	7,355	4,181	43,107	7,778	79,417	90,710	203,053
2007	126,699	39,404	20,099	11,191	8,044	4,863	44,436	8,093	81,168	95,697	209,419
2008	129,782	40,961	19,096	12,832	8,067	5,102	45,183	8,551	78,546	96,459	210,903
2009	130,162	41,455	17,460	11,376	6,129	4,188	39,098	8,571	73,286	89,411	205,878
2010	135,142	41,761	17,494	12,170	7,237	4,611	41,533	9,222	79,025	97,377	211,749
2011	137,998	42,612	17,987	13,734	7,500	4,657	43,876	7,334	82,874	100,829	218,203
2012	140,749	43,344	19,282	14,937	7,812	4,134	46,165	8,041	85,442	104,682	223,329
2013	144,336	43,347	19,396	14,618	7,182	4,243	45,442	7,339	88,297	105,680	228,310
2014	149,395	42,520	20,558	16,070	7,814	4,030	48,478	7,817	94,851	111,054	236,696
2015	155,326	43,451	22,528	14,103	6,832	3,367	46,833	7,694	94,041	109,916	241,509
2016	160,338	44,179	25,916	12,661	7,744	3,420	49,843	7,859	97,054	115,448	248,262
2017	167,702	45,468	25,877	14,577	8,002	3,452	51,923	8,977	99,666	121,912	257,466
2018	171,502	46,821	25,242	14,818	8,443	3,694	52,144	9,547	103,871	125,445	264,063
2019	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

80 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued)

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
	(annual percentage change)
1983	0.5	(1.0)	6.1	6.5	(25.5)	6.7	(3.7)	9.7	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.6)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.2)	4.2	0.3	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.4	0.4	1.9	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.4	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.5	0.9	(1.2)	7.5	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.3	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.3	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.0	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.2	(11.2)	5.2	9.6	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.5)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.6	2.9	(0.2)	15.1	3.3	0.9	4.2	14.2	2.7	5.6	3.7
2018	2.3	3.0	(2.5)	1.7	5.5	7.0	0.4	6.3	4.2	2.9	2.6
2019	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (Table 36-10-0222-01 – accessed June 2020).

2020 Financial And Economic Review – September 2020	| 81

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
	(millions of 2012 $, chained)
1997	1,548	317	2,299	708	7,146	11,247	10,208	3,277	8,152	12,424	8,554	21,233	45,749	9,304	141,853
1998	1,609	212	2,334	737	7,024	11,101	9,125	3,422	8,203	13,027	8,103	21,783	47,359	9,320	143,234
1999	1,722	165	2,195	695	7,163	12,603	8,993	3,647	8,460	13,287	8,682	22,453	47,952	9,641	147,986
2000	1,677	182	2,039	783	7,897	14,789	8,823	4,252	9,019	13,874	8,468	23,086	49,409	9,836	154,966
2001	1,978	151	2,013	723	8,856	13,713	8,971	3,038	8,997	14,356	8,371	23,815	50,472	10,038	155,831
2002	1,950	187	2,057	659	8,158	13,748	9,566	3,706	9,126	15,111	8,545	25,241	52,793	10,473	161,762
2003	2,086	184	2,036	706	8,015	13,934	10,337	3,642	9,166	15,690	8,848	26,011	54,213	10,421	165,800
2004	2,217	205	2,306	671	8,392	15,050	11,639	3,659	9,461	16,341	9,349	26,909	55,273	10,464	172,580
2005	2,292	196	2,290	693	9,382	15,719	12,582	4,139	10,257	17,084	9,650	28,230	57,119	10,467	180,855
2006	2,375	218	2,188	678	9,410	16,602	13,777	3,511	10,357	18,284	10,604	29,385	60,086	10,986	189,186
2007	2,503	174	2,055	694	8,196	16,438	14,616	4,384	10,414	19,389	11,112	30,979	62,279	11,291	194,683
2008	2,411	149	1,813	599	8,429	15,122	15,384	4,373	10,197	19,324	10,863	31,654	63,339	11,925	195,789
2009	2,529	156	1,248	604	7,548	13,029	14,532	4,282	10,196	18,413	10,683	32,807	62,136	12,619	190,709
2010	2,581	181	1,533	621	8,587	13,798	14,895	4,143	10,433	19,032	11,170	33,943	62,064	12,779	195,819
2011	2,656	172	1,814	694	9,218	14,272	14,987	4,529	10,749	19,375	11,470	34,980	63,356	13,015	201,413
2012	2,655	150	1,860	678	8,942	14,693	16,797	4,587	10,983	20,058	11,404	36,365	64,681	12,736	206,591
2013	2,810	172	2,011	670	9,188	14,623	16,699	4,507	11,534	21,065	11,821	37,657	66,167	12,666	211,555
2014	2,792	196	1,977	702	9,729	15,427	18,167	4,554	12,154	21,480	12,110	39,164	68,203	12,473	219,061
2015	2,973	195	1,970	733	9,423	15,845	18,108	4,805	12,624	21,627	12,569	40,757	69,803	12,607	224,153
2016	2,921	174	1,807	721	9,668	16,517	18,322	5,023	12,847	22,551	13,010	42,387	71,929	12,754	230,764
2017	2,881	157	1,755	730	9,683	17,538	19,825	5,002	13,774	23,891	13,566	43,671	74,095	13,135	239,852
2018	3,066	153	1,844	755	10,848	17,621	20,562	4,833	14,374	24,124	13,942	44,275	76,173	13,615	246,260
2019	3,306	119	1,488	759	10,920	17,383	22,650	4,868	14,729	24,310	14,432	45,753	78,322	13,958	253,049

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

82 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued )

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
	(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.5	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.3	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.2	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.6	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.7	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	2.0	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.6	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.1)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.2	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.3	1.1	2.3
2016	(1.7)	(11.0)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.0	1.2	2.9
2017	(1.4)	(9.5)	(2.9)	1.2	0.2	6.2	8.2	(0.4)	7.2	5.9	4.3	3.0	3.0	3.0	3.9
2018	6.4	(2.9)	5.1	3.5	12.0	0.5	3.7	(3.4)	4.4	1.0	2.8	1.4	2.8	3.7	2.7
2019	7.8	(21.9)	(19.3)	0.5	0.7	(1.4)	10.2	0.7	2.5	0.8	3.5	3.3	2.8	2.5	2.8

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises. Source: Statistics Canada (Table: 36-10-0402-01 – accessed June 2020).

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 83

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
	($ millions)
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,526	33,474	25,056	7,996	48,928	39,485	9,443	9,648	21,863	(244)	282,642
2018	143,959	68,080	33,341	26,178	8,561	51,183	41,140	10,043	10,001	22,334	(156)	295,401
2019	-	-	-	-	-	-	-	-	-	-	-	-

*Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

84 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued)

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
	(annual percentage change)
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	9.8	18.0	2.0	4.7	6.3	6.0	7.4	6.3	6.2	15.1	7.1
2018	5.9	2.3	(0.4)	4.5	7.1	4.6	4.2	6.4	3.7	2.2	(36.1)	4.5
2019	-	-	-	-	-	-	-	-	-	-	-	-

* Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. Source: Statistics Canada (Table: 36-10-0221-01 – accessed June 2020).

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 85

Appendix 1 – Economic Review Supplementary Tables

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
	(thousands)
Total - all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278	2,306	2,380	2,467	2,494	2,559

Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74	71	75	76	73	71
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24	22	24	26	24	27
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19	19	19	19	18	16
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	x2		2	2	2	2	2	3	2
Mining & oil & gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29	27	30	29	29	27

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161	173	170	174	174	166
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28	33	37	33	37	36
Wood products	48	51	49	47	47	47	37	31	31	32	29	30	34	36	32	28	24	21
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12	10	9	11	9	9
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9	5	7	7	4
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5	3	4	5	6
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12	16	14	13	13	13
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10	8	9	10	11	10
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9	8	10	10	9	12
Other manufacturing	55	58	66	53	58	61	55	46	49	45	47	44	49	48	52	60	60	55

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201	202	211	229	238	237
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91	88	90	102	106	102
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110	113	122	126	133	135

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14	15	14	13	14	12
Transportation & warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134	140	138	139	136	141
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125	133	131	128	125	133
Warehousing & storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7	7	11	10	8

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358	353	370	374	368	389
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81	85	90	84	82	87
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278	268	280	290	286	302

Finance, Insurance, Real Estate & Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137	129	136	156	151	159
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62	57	62	66	63	68
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27	29	29	33	30	30
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40	36	39	51	52	53
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8	7	6	7	6	8

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98	96	104	102	104	116
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32	36	37	37	34	43
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29	27	32	31	34	35
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37	33	35	35	37	38

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102	1,130	1,162	1,204	1,234	1,269
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166	163	165	167	169	179
Health & welfare services	211	214	217	213	228	232	241	257	264	263	275	267	270	287	292	304	323	313
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182	188	196	197	209	224
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108	115	127	137	128	132
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88	94	105	103	101	112
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185	178	174	183	188	191
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102	105	105	114	118	119

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data – accessed June 2020). Totals may not add due to rounding.

x       Suppressed to meet the confidentiality requirements of the Statistics Act.

86 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1.6 Capital Investment by Industry

					Preliminary		2018	2019
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2015	2016	2017	2018	2019	2020	2019	2020
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	454.3	511.3	696.8	979.9	1,036.9	852.3	5.8	(17.8)
Mining, quarrying, and oil and gas extraction	5,147.4	4,573.3	6,250.8	4,449.5	4,085.9	3,976.9	(8.2)	(2.7)
Manufacturing	2,629.0	x	1,370.5	1,831.4	1,872.9	2,003.7	2.3	7.0
Construction	717.0	832.9	978.2	1,063.1	1,158.8	1,237.4	9.0	6.8
Transportation and warehousing	3,928.9	4,215.0	4,822.1	6,251.5	11,363.7	13,222.5	81.8	16.4
Utilities	3,369.0	3,698.0	3,535.0	4,203.6	5,062.6	5,923.7	20.4	17.0
Wholesale trade	422.1	x	421.4	514.5	x	452.8	-	-
Retail trade	F	809.7	713.9	x	855.0	841.3	-	(1.6)
Finance and insurance	309.1	341.9	250.6	318.6	399.7	370.3	25.5	(7.4)
Real estate, rental and leasing	1,171.4	1,638.5	1,629.1	1,953.4	2,185.5	2,140.9	11.9	(2.0)
Information and cultural industries	1,205.1	1,579.9	1,631.0	1,617.1	1,590.4	F	(1.7)	-
Professional, scientific and technical services	316.1	318.8	307.5	424.1	457.3	471.6	7.8	3.1
Management of companies and enterprises	29.1	x	F	x	74.1	72.6	-	(2.0)
Admin, waste and remediation services	F	194.2	200.8	220.5	x	252.2	-	-
Arts, entertainment and recreation	268.0	275.6	305.8	338.7	356.0	325.0	5.1	(8.7)
Accommodation and food services	688.6	665.9	581.3	721.2	724.3	F	0.4	-
Educational services	976.2	980.1	1,087.3	1,499.2	1,359.5	1,541.0	(9.3)	13.4
Health care and social assistance	1,154.1	1,198.1	1,050.7	1,158.5	1,233.1	F	6.4	-
Public administration	2,446.9	2,172.2	2,965.5	3,407.2	4,008.5	4,294.9	17.6	7.1
Other services	F	x	171.2	249.4	x	F	-	-
Total	26,344.3	26,357.8	28,999.9	32,037.9	38,797.9	41,822.8	21.1	7.8
Public	8,011.9	8,423.1	9,173.3	10,350.2	12,062.1	14,343.1	16.5	18.9
Private	18,332.4	17,934.7	19,826.6	21,687.8	26,735.8	27,479.7	23.3	2.8
Total	26,344.3	26,357.8	28,999.9	32,037.9	38,797.9	41,822.8	21.1	7.8
Machinery and equipment	8,488.6	10,180.1	10,183.1	11,714.3	12,261.3	11,745.9	4.7	(4.2)
Construction	17,855.7	16,177.7	18,816.8	20,323.6	26,536.6	30,076.9	30.6	13.3
Total	26,344.3	26,357.8	28,999.9	32,037.9	38,797.9	41,822.8	21.1	7.8
Housing	16,123.3	18,802.3	19,557.1	22,701.5	22,916.5	n/a	0.9	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0175-01 – accessed June 2020).

x  Suppressed to meet the confidentiality requirements of the Statistics Act.

F  Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020	| 87

Appendix 1 – Economic Review Supplementary Tables

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2019

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
			($ millions)
Wood products	4,601	986	117	1,155	815	7,673
Lumber (softwood)	2,885	631	92	758	417	4,783
Cedar shakes and shingles	144	0	6	0	11	161
Plywood and veneer (softwood)	356	0	2	4	9	371
Other panel products	447	48	1	16	36	548
Selected value-added wood products	616	15	2	0	6	640
Logs	40	191	0	372	58	662
Other	113	100	13	4	278	509

Pulp and paper products	827	209	58	2,242	902	4,237
Pulp	352	192	52	2,088	610	3,294
Newsprint	32	0	0.00	23	131	186
Paper, paperboard – excluding newsprint	356	17	6	113	131	623
Other	86	0.1	0	19	29	134

Agriculture and food other than fish	2,533	117	38	157	399	3,244
Fruit and nuts	345	17	4	38	35	438
Vegetables	389	16	4	11	21	440
Vegetable oils	8	0.4	0	2	0	10
Bread, pastry, prepared cereals, pasta, etc.	327	4	1	1	4	336
Meat and prepared meat products	22	41	0	29	64	156
Other	1,442	39	30	76	276	1,863

Fish products	835	91	34	294	145	1,399
Whole fish; fresh, chilled, frozen – excluding salmon	56	20	21	46	65	208
Whole salmon; fresh, chilled, frozen	525	23	6	4	8	566
Salmon; fillets, canned, smoked, etc	79	1	3	1	14	98
Other	176	46	5	242	58	527

Metallic mineral products	1,541	864	303	1,227	1,336	5,272
Copper ores and concentrates	0	813	0	1,015	1,070	2,898
Molybdenum ores and concentrates	83	0	43	1	0	127
Zinc ores and concentrates	0	12	0	14	61	86
Unwrought aluminum	435	33	239	0	51	758
Unwrought zinc	825	0	0	8	98	931
Unwrought lead	182	1	0	0	0	182
Other	16	7	21	190	56	290

Fabricated metal products	1,006	6	16	53	186	1,268
Energy products	4,921	2,100	617	758	3,493	11,888
Natural gas	2,758	0	0	2	0	2,760
Coal	107	1,784	617	756	3,454	6,717
Electricity	512	0	0	0	0	512
Other	1,543	316.45	0.1	0	39	1,899

Machinery and equipment	3,512	73	407	461	1,056	5,508
Motor vehicles and parts	379	6	6	297	148	835
Electrical/electronic/communications	601	22	151	55	269	1,099
Scientific/photographic/measuring equipment, etc.	446	23	104	69	204	846
Aircraft and parts	296	7	25	0	136	464
Other	1,790	14	120	40	301	2,264

Plastics and articles of plastic	463	1	11	11	33	520
Chemicals and chemical products	626	57	70	73	171	998
Apparel and accessories	61	3	9	2	5	81
Textiles	14	1	2	1	38	56
All other commodities	1,054	39	29	45	184	1,350
Total	21,993	4,549	1,711	6,478	8,763	43,494

[1]	The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.
Source: Statistics Canada, International Trade Statistics custom extract, June 2020. Figures may not add due to rounding.

88 |	2020 FINANCIAL AND ECONOMIC REVIEW – SEPTEMBER 2020

Appendix 1 – Economic Review Supplementary Tables

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2017	2018	2019	2018-2019	2018	2019
		($ millions)			(per cent)
United Kingdom	412	501	468	(6.7)	1.1	1.1
Germany	366	339	365	7.8	0.7	0.8
Mainland China	6,374	6,723	6,478	(3.6)	14.5	14.9
Hong Kong	221	247	190	(23.1)	0.5	0.4
Taiwan	690	956	826	(13.7)	2.1	1.9
Japan	4,503	5,081	4,549	(10.5)	11.0	10.5
South Korea	2,879	2,941	2,663	(9.5)	6.3	6.1
India	1,010	1,583	1,581	(0.1)	3.4	3.6
Australia	273	252	246	(2.5)	0.5	0.6
Mexico	252	198	180	(9.2)	0.4	0.4
United States	22,289	22,726	21,993	(3.2)	49.0	50.6
Other	3,971	4,792	3,956	(17.4)	10.3	9.1

Total	43,241	46,340	43,494	(6.1)	100.0	100.0

Market Areas:
Western Europe [1]	1,959	2,313	2,098	(9.3)	5.0	4.8
Pacific Rim [2]	15,989	17,824	16,178	(9.2)	38.5	37.2

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.
[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, June 2020. Figures may not add due to rounding.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.9  Historical Commodity Prices (in US Dollars)

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Metals
Copper (London; $/lb)	2.35	3.42	4.00	3.61	3.32	3.11	2.49	2.21	2.80	2.96	2.73
Lead (London; $/lb)	0.78	0.97	1.09	0.93	0.97	0.95	0.81	0.85	1.05	1.02	0.91
Zinc (London; $/lb)	0.75	0.98	0.99	0.88	0.86	0.98	0.87	0.95	1.31	1.33	1.16
Gold (London; $/troy oz)	973	1,225	1,572	1 ,667	1,407	1,266	1 ,159	1 ,251	1 ,257	1 ,269	1 ,391
Silver (London; $/troy oz)	14.68	20.17	35.12	3 1.12	23.72	19.07	1 5.68	1 7.16	1 7.05	1 5.71	1 6.19
Molybdenum ($/lb)	11.05	15.68	15.47	1 2.80	10.33	11.40	6 .74	6.56	7.21	10.52	1 1.34
Aluminum (London; $/lb)	0.76	0.99	1.09	0.92	0.84	0.85	0.75	0.73	0.89	0.96	0.81
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	182	255	254	299	358	353	281	308	411	496	372
Pulp (Northern Europe; $/tonne; transaction price)	665	937	955	813	864	928	849	803	898	1,184	955
Newsprint (US Eastcoast; $/tonne)	549	596	637	637	593	583	517	540	557	669	667
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	623	650	636	769	895	957	986	1,004	1 ,299	1 ,396	1 ,386
Other
Oil (West Texas Intermediate; $/barrel)	62	79	95	94	98	93	49	43	51	65	57
Natural Gas (Plant Inlet; $C/GJ)	3.03	2.95	2.46	1.35	2.04	3.12	1.37	0.99	1.14	0.79	0.79
Coal (Japan-Australia FOB $/t)
Metallurgical	125	204	282	204	155	124	101	112	201	207	183
Low Volatile PCl	90	170	222	153	125	104	84	88	142	146	131
Thermal	70	98	130	114	95	82	68	62	85	110	99

Sources: Ministry of Finance; Ministry of Energy, Mines and Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations and Rural Development; US Department of Energy.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.10  British Columbia Forest Sector Economic Activity Indicators

											Change[1]
Indicator	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2018-2019
	(million cubic meters)										(per cent)
Wood production
Lumber	26.8	28.4	29.2	30.0	29.6	30.6	31.4	30.3	29.2	22.8	(21.8)
Timber Scaled by species
Lodgepole pine	29.1	29.8	27.7	26.7	23.4	24.1	20.3	15.9	15.1	10.9	(27.6)
Spruce	8.9	10.5	11.5	12.6	11.6	13.3	13.1	15.8	15.3	12.2	(20.5)
Hemlock	6.8	8.6	7.7	8.5	8.1	7.2	7.6	7.1	8.0	6.6	(17.3)
Douglas fir	7.6	9.2	8.9	9.8	10.1	9.7	10.7	10.9	13.3	10.9	(18.2)
Balsam	4.2	5.1	5.5	6.1	6.1	6.3	6.8	7.7	8.6	7.2	(16.0)
Cedar	4.1	3.7	4.3	4.6	4.4	4.8	4.9	4.2	4.3	3.7	(15.3)
All others	2.7	2.7	2.6	2.7	2.7	3.2	2.8	2.9	3.0	2.2	(26.4)
Total [2]	63.3	69.6	68.1	71.1	66.4	68.7	66.2	64.5	67.6	53.7	(20.6)
	(million tonnes)
Pulp and paper production	5.9	6.1	5.9	5.7	5.7	5.6	5.4	5.3	5.1	4.9	(3.9)
Market pulp	4.3	4.5	4.4	4.3	4.3	4.3	4.2	4.2	4.1	4.1	0.0
Newsprint, paper and paperboard	1.6	1.6	1.4	1.4	1.4	1.3	1.1	1.1	1.0	0.8	(19.4)
	(2010=100)
Industrial product price indices
Softwood lumber (Canada)	100.0	96.5	106.6	125.6	133.7	135.5	141.7	162.6	179.1	152.1	(15.0)
Spruce-Pine-Fir lumber (BC)	100.0	96.1	104.8	123.1	130.5	131.7	139.9	155.6	171.2	148.6	(13.2)
Hemlock lumber (BC)	100.0	98.8	112.0	139.7	150.0	149.4	161.1	202.1	220.7	183.5	(16.9)
Douglas fir and Western larch (BC)	100.0	100.0	103.8	115.8	125.7	130.0	136.0	150.9	161.7	148.4	(8.3)
Veneer and plywood (Canada)	100.0	95.8	104.0	104.9	112.5	115.0	116.5	128.2	134.9	126.2	(6.5)
Wood pulp (Canada)	100.0	95.8	94.7	98.5	97.9	97.9	96.9	111.2	136.4	129.2	(5.2)
Newsprint for export (Canada)	100.0	101.0	101.8	102.4	105.4	117.1	119.8	120.5	129.9	139.6	7.5

[1]	Percentage change based on unrounded numbers.

[2]	Totals may not add due to rounding.

Sources: Wood Production: Lumber and Timber scaled by species – Ministry of Forests, Lands, Natural Resource Operations, and Rural Development.
Pulp and paper production – Pulp and Paper Products Council.
Industrial product price indices – Statistics Canada (Tables: 18-10-0030-01 and 18-10-0031-01 – accessed June 2020).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded. For all scale invoiced as of date of reporting – June 1, 2020

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Appendix 1 – Economic Review Supplementary Tables

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals [1]	Aggregates [2]	Coal Crude Oil [3]		to Pipeline	and Gas [4]	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,745	200	12,546
2008	2,590	696	379	3,738	1,215	7,525	524	16,667
2009	1,837	278	303	3,204	720	3,284	115	9,742
2010	2,191	349	373	4,253	930	3,437	161	11,694
2011	2,131	454	325	6,073	1,194	3,444	307	13,926
2012	2,360	461	370	4,635	1,208	1,934	273	11,241
2013	2,578	450	388	3,696	1,295	3,129	251	11,787
2014	3,302	x	312	x	1,516	5,170	310	13,812
2015	3,250	x	338	x	959	2,445	139	9,729
2016	2,942	x	339	x	1,056	1,919	105	9,783
2017	3,351	x	464	x	1,521	2,207	237	13,481
2018	3,694	x	537	x	2,545	1,726	485	14,539
2019	3,416	x	543	x	2,465	1,661	177	13,102

1 Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2 Sand and gravel; stone.

3 Includes pentanes and condensate.

4 Liquefied petroleum gases and sulphur.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada; Ministry of Energy, Mines and Petroleum Resources.

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil and			Raw gas	Oil	Government
	production	wellhead condensate			(remaining	(remaining	petroleum and
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue [1]
	(billion cubic m)	(million cubicm)	(number)	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	909	482.9	19.7	2,352.8
2008	33.5	1.6	1,408	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,133	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	723.0
2014	47.2	1.8	1,253	706	1,443.9	18.1	1,230.4
2015	49.0	1.9	913	546	1,504.7	17.6	345.9
2016	50.7	2.3	479	356	1,485.1	16.5	282.4
2017	51.5	2.5	870	621	1,354.8	18.2	486.4
2018	58.9	3.6	897	446	1,434.1	18.3	424.0
2019	58.8	3.7	673	365	n/a	n/a	334.7
per cent change
2018-2019	(0.1)	2.2	(25.0)	(18.2)	-	-	(21.1)

1 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Petroleum Resources and BC Oil and Gas Commission.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
		All Other		Receipts		Delivered
		Types Of	Total	From Other		To Other	Total
		Electricity	Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Generation[2]	Generation	and Imports	Supply	and Exports	Consumption	Demand
(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,863	69,703	8,758	78,461	14,476	63,986	78,461	5,718
2017	66,503	7,972	74,476	8,943	83,419	15,139	68,281	83,419	6,195
2018	61,791	7,289	69,080	10,531	79,612	10,703	68,909	79,612	172
2019	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

1 Gigawatt-hour = one million kilowatt-hours

2 All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

* Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies’ annual performance reviews.

Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0015-01, 25-10-0016-01, 25-10-0020-01 and 25-10-0021-01 – accessed June 2020) and BC Stats.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,217	27,189	40,575	28,362	12,213	39,402	4,076,950
2002	(4,445)	28,575	24,130	40,065	28,884	11,181	35,311	4,100,564
2003	3,025	27,762	30,787	40,497	29,320	11,177	41,964	4,124,482
2004	7,785	28,015	35,800	40,490	29,924	10,566	46,366	4,155,651
2005	7,212	38,399	45,611	40,827	30,235	10,592	56,203	4,196,062
2006	12,799	34,670	47,469	41,729	30,688	11,041	58,510	4,241,794
2007	16,776	35,714	52,490	43,649	31,308	12,341	64,831	4,290,984
2008	10,849	49,678	60,527	44,276	32,097	12,179	72,706	4,349,336
2009	9,672	46,775	56,447	44,993	31,440	13,553	70,000	4,410,506
2010	6,212	32,717	38,929	43,826	31,324	12,502	51,431	4,465,546
2011	711	31,692	32,403	44,129	31,966	12,163	44,566	4,502,104
2012	(4,322)	34,895	30,573	44,008	32,524	11,484	42,057	4,566,769
2013	2,514	35,381	37,895	43,779	33,200	10,579	48,474	4,630,077
2014	15,859	32,178	48,037	44,376	33,791	10,585	58,622	4,707,103
2015	22,827	14,059	36,886	44,298	35,246	9,052	45,938	4,776,388
2016	23,586	36,365	59,951	45,268	36,627	8,641	68,592	4,859,250
2017	15,293	50,901	66,194	44,521	38,300	6,221	72,415	4,924,233
2018	9,471	57,506	66,977	43,567	38,267	5,300	72,277	5,001,170
2019	9,551	64,441	73,992	43,308	38,276	5,032	79,024	5,071,336

[1]

Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed June 2020) and BC Stats.

94 |	2020 Financial And Economic Review – September 2020

Appendix 2
Financial Review
Supplementary Tables

2020 Financial And Economic Review – September 2020

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Appendix 2 – Financial Review Supplementary Tables

Table A2.1 Operating Statement – 2008/09 to 2019/20 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Revenue	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	3.8
Expense	(38,648)	(39,791)	(40,927)	(43,647)	(43,205)	(43,402)	(44,440)	(46,832)	(48,684)	(51,706)	(55,597)	(58,981)	3.9
Surplus (deficit)	72	(1,813)	(247)	(1,842)	(1,148)	313	1,659	769	2,765	314	1,531	(321)
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	5,988	6,060	4,247	4,000	2,158	1,010	1,323	2,982	3,751	6,516	6,830	8,361
Accumulated surplus (deficit) end of year, before other comprehensive income	6,060	4,247	4,000	2,158	1,010	1,323	2,982	3,751	6,516	6,830	8,361	8,040
Accumulated other comprehensive income of commercial Crown corporations	(25)	456	360	73	154	481	206	(441)	(205)	(169)	97	(158)
Accumulated surplus (deficit), end of year	6,035	4,703	4,360	2,231	1,164	1,804	3,188	3,310	6,311	6,661	8,458	7,882

Per cent of Nominal GDP: [2]
Surplus (deficit)	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1	0.5	-0.1
Per cent of revenue:
Surplus (deficit)	0.2	-4.8	-0.6	-4.4	-2.7	0.7	3.6	1.6	5.4	0.6	2.7	-0.5
Per capita ($): [3]
Surplus (deficit)	17	(411)	(55)	(409)	(251)	68	352	161	569	64	306	(63)

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2020.
[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amounts divided by GDP for the 2019 calendar year). As nominal GDP for the calendar year ending 2019 is not yet available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes.
[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2019/20 amounts divided by population on July 1, 2019).

2020 Financial And Economic Review – September 2020	| 97

Appendix 2 – Financial Review Supplementary Tables

Table A2.2 Statement of Financial Position – 2008/09 to 2019/20 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Financial assets:
Cash and temporary investments	5,185	2,911	3,060	3,235	3,173	2,801	3,675	3,892	4,232	3,440	3,029	3,985	-2.4
Other financial assets	5,875	7,171	7,990	7,938	8,186	9,334	9,115	9,636	10,143	11,650	12,524	12,278	6.9
Sinking funds	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	-9.7
Investments in commercial Crown corporations:
Retained earnings	5,967	7,473	7,107	7,013	7,556	7,854	8,269	7,529	7,509	6,126	5,732	6,515	0.8
Recoverable capital loans	9,280	11,596	13,142	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,768	9.3
	15,247	19,069	20,249	22,180	24,764	27,109	28,893	29,570	31,318	26,660	28,279	31,283	6.8
Warehouse borrowing program assets	2,081	-	-	-	-	-	-	-	-	-	-	-	n/a
Total financial assets	30,522	30,480	32,709	34,844	37,901	40,079	42,660	44,678	46,780	43,098	44,584	48,238	4.2
Liabilities:
Accounts payable & accrued liabilities	7,820	7,412	8,046	9,247	9,278	8,428	8,443	8,618	9,031	9,751	10,573	11,497	3.6
Deferred revenue	9,461	10,030	10,777	10,477	9,892	9,725	9,835	9,807	9,589	9,992	10,467	10,576	1.0
Debt:
Taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	5.2
Self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	7.6
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	6.0
Add: debt offset by sinking funds	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	-9.7
Less: guarantees and non-guaranteed debt	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	9.4
Financial statement debt	39,652	42,668	46,109	50,954	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,516	5.5
Total liabilities	56,933	60,110	64,932	70,678	76,009	78,955	81,436	84,436	84,709	85,114	86,904	93,589	4.6
Net liabilities	(26,411)	(29,630)	(32,223)	(35,834)	(38,108)	(38,876)	(38,776)	(39,758)	(37,929)	(42,016)	(42,320)	(45,351)	5.0
Capital and other assets:
Tangible capital assets	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,282	41,303	45,837	47,830	50,025	4.6
Restricted assets	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,931	4.6
Other assets	729	873	993	996	1,068	1,409	1,383	1,155	1,242	1,072	1,114	1,277	5.2
Total capital and other assets	32,446	34,333	36,583	38,065	39,272	40,680	41,964	43,068	44,240	48,677	50,778	53,233	4.6
Accumulated surplus (deficit)	6,035	4,703	4,360	2,231	1,164	1,804	3,188	3,310	6,311	6,661	8,458	7,882	2.5
Per cent of Nominal GDP: [2]
Net liabilities	12.8	15.0	15.6	16.4	17.1	16.8	15.9	15.9	14.4	14.9	14.3	14.8	1.3
Capital and other assets	15.7	17.3	17.7	17.4	17.6	17.6	17.2	17.2	16.8	17.2	17.2	17.4	0.9
Growth rates:
Net liabilities	9.8	12.2	8.8	11.2	6.3	2.0	-0.3	2.5	-4.6	10.8	0.7	7.2	n/a
Capital and other assets	6.5	5.8	6.6	4.1	3.2	3.6	3.2	2.6	2.7	10.0	4.3	4.8	n/a
Per capita: [3]
Net liabilities	6,072	6,718	7,216	7,959	8,345	8,396	8,238	8,324	7,806	8,532	8,462	8,943	3.6
Capital and other assets	7,460	7,784	8,192	8,455	8,600	8,786	8,915	9,017	9,104	9,885	10,153	10,497	3.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2020.
[2]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amount divided by GDP for the 2019 calendar year). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes.
[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2019/20 amount divided by population on July 1, 2019).

98 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.3 Changes in Financial Position – 2008/09 to 2019/20

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	Total
(Surplus) deficit for the year	(72)	1,813	247	1,842	1,148	(313)	(1,659)	(769)	(2,765)	(314)	(1,531)	321	(2,052)
Comprehensive income (increase) decrease	437	(481)	96	287	(81)	(327)	275	647	(236)	(36)	(266)	255	570
Change in accumulated (surplus) deficit	365	1,332	343	2,129	1,067	(640)	(1,384)	(122)	(3,001)	(350)	(1,797)	576	(1,482)
Capital and other asset changes:
Taxpayer-supported capital investments	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	45,224
Less: amortization and other accounting changes	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	626	(2,459)	(2,577)	(23,851)
Increase in net capital assets	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,254	1,021	4,534	1,993	2,195	21,373
Increase (decrease) in restricted assets	48	63	71	65	65	51	60	78	64	73	66	97	801
Increase (decrease) in other assets	57	144	120	3	72	341	(26)	(228)	87	(170)	42	163	605
	1,992	1,887	2,250	1,482	1,207	1,408	1,284	1,104	1,172	4,437	2,101	2,455	22,779
Increase (decrease) in net liabilities	2,357	3,219	2,593	3,611	2,274	768	(100)	982	(1,829)	4,087	304	3,031	21,297
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(769)	(2,274)	149	175	(62)	(372)	874	217	340	(792)	(411)	956	(1,969)
Increase (decrease) in warehouse borrowing investments	2,081	(2,081)	-	-	-	-	-	-	-	-	-	-	-
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	623	1,506	(366)	(94)	543	298	415	(740)	(20)	(1,383)	(394)	783	1,171
Self-supported capital investments	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	34,677
Less: loan repayments and other accounting changes	(387)	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(17,766)
	2,046	3,822	1,180	1,931	2,584	2,345	1,784	677	1,748	(4,658)	1,619	3,004	18,082
Other working capital changes [1]	(2,857)	330	(481)	(872)	1,089	1,222	(202)	977	(181)	645	(1,019)	(1,603)	(2,952)
	501	(203)	848	1,234	3,611	3,195	2,456	1,871	1,907	(4,805)	189	2,357	13,161
Increase (decrease) in financial statement debt	2,858	3,016	3,441	4,845	5,885	3,963	2,356	2,853	78	(718)	493	5,388	34,458
(Increase) decrease in sinking fund debt	515	805	(81)	(81)	(287)	943	(142)	(603)	493	(261)	596	60	1,957
Increase (decrease) in guarantees	(16)	(20)	39	99	(34)	27	(33)	6	(23)	(188)	(2)	57	(88)
Increase (decrease) in non-guaranteed debt	20	70	(130)	176	59	(56)	46	75	38	249	(44)	430	933
Increase (decrease) in total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	5,935	37,260
Represented by increase (decrease) in:
Taxpayer-supported debt	(147)	3,566	1,853	2,838	3,523	2,886	812	839	(1,220)	2,108	(926)	3,548	19,680
Self-supported debt	3,524	305	1,416	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	17,844
Total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	37,524

1 Includes changes in other financial assets, sinking funds, accounts payable, and deferred revenue.

2020 Financial And Economic Review – September 2020	| 99

Appendix 2 – Financial Review Supplementary Tables

Table A2.4 Revenue by Source – 2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Taxation revenue:
Personal income	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,657	4.9
Corporate income	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,787	3,003	4,165	5,180	5,011	7.4
Employer health	-	-	-	-	-	-	-	-	-	-	464	1,897	n/a
Harmonized sales	-	-	4,176	5,779	5,950	(226)	(91)	(55)	6	13	7	-	n/a
Other sales [1]	5,137	4,945	1,438	151	118	5,529	5,853	6,045	6,600	7,118	7,362	7,374	3.3
Fuel	891	884	940	928	890	917	932	973	969	1,010	1,015	1,008	1.1
Carbon	306	541	741	959	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,682	16.8
Tobacco	709	683	735	636	614	724	752	734	737	727	781	729	0.3
Property	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,608	3.2
Property transfer	715	887	855	944	758	937	1,065	1,533	2,026	2,141	1,826	1,609	7.7
Corporation capital	108	95	(3)	(5)	1	-	(1)	-	-	-	-	-	n/a
Insurance premium	389	389	399	411	433	458	483	520	549	602	633	691	5.4
	18,708	17,705	19,032	20,145	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,266	5.4
Natural resource revenue:
Natural gas royalties	1,314	406	313	339	169	445	493	139	152	161	199	118	-19.7
Crown land tenures	814	867	923	928	868	859	834	765	633	276	279	225	-11.0
Columbia River Treaty	231	168	136	110	89	170	130	116	111	111	202	119	-5.9
Other energy and minerals	479	421	514	529	306	269	267	226	403	619	557	386	-1.9
Forests	557	387	436	482	562	719	754	865	913	1,065	1,406	988	5.3
Other resources	413	398	406	424	479	493	459	460	499	463	465	432	0.4
	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,711	2,695	3,108	2,268	-4.6
Other revenue:
Medical Services Plan premiums	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,063	-3.6
Post-secondary education fees	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,451	8.1
Other healthcare related fees	257	267	308	324	327	333	358	374	404	429	441	475	5.7
Motor vehicle licences and permits	450	449	467	479	489	504	499	521	529	557	568	579	2.3
Other fees and licences	670	616	643	722	699	770	770	841	894	963	949	1,004	3.7
Investment earnings	818	930	843	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,263	4.0
Sales of goods and services	694	728	759	930	942	946	967	1,011	1,131	1,133	1,164	1,162	4.8
Miscellaneous	1,809	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,676	3.6
	7,329	7,666	7,971	8,433	8,711	9,615	9,456	10,347	10,953	10,893	10,249	10,673	3.5
Contributions from the federal government:
Canada Health Transfer	3,343	3,450	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,523	4.7
Canada Social Transfer	1,400	1,433	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,971	3.2
Harmonized sales tax transition payments	-	250	769	580	-	-	-	-	-	-	-	-	n/a
Other cost shared agreements	1,252	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,041	4.5
	5,995	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,535	4.3
Commercial Crown corporation net income:
BC Hydro [2]	365	447	591	558	509	549	581	655	684	683	(428)	705	6.2
Liquor Distribution Branch	891	877	891	909	930	877	935	1,031	1,083	1,119	1,104	1,107	2.0
BC Lottery Corp (net of payments to federal gov’t)	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,336	1.9
BC Railway Company	36	2	15	14	6	13	5	6	7	53	8	9	-11.8
ICBC	512	601	315	84	231	136	657	(293)	(612)	(1,327)	(1,153)	(376)	-197.2
Transportation Investment Corp.	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(80)	(81)	(29)	-	-	n/a
Other	41	40	38	41	44	49	37	87	115	116	119	137	11.6
Accounting adjustments [2]	-	-	-	-	-	-	-	-	-	(950)	950	-	n/a
	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,005	2,918	0.1
Total revenue	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	3.8

[1]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.
[2]	BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

100 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.5 Revenue by Source Supplementary Information –2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Percent of Nominal GDP: [1]
Taxation	9.1	8.9	9.2	9.2	9.4	9.1	9.5	9.7	10.3	10.0	11.1	10.9	1.7
Natural resources	1.8	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.1	0.7	-8.0
Other	3.6	3.9	3.9	3.9	3.9	4.2	3.9	4.1	4.2	3.9	3.5	3.5	-0.2
Contributions from the federal government	2.9	3.5	3.9	3.5	3.2	3.3	3.0	3.0	3.1	3.2	3.1	3.1	0.6
Commercial Crown corporation net income	1.4	1.5	1.4	1.2	1.2	1.2	1.4	1.1	1.0	0.4	0.7	1.0	-3.4
Total revenue	18.8	19.2	19.7	19.1	18.8	18.9	18.9	19.0	19.5	18.4	19.3	19.2	0.2
Growth rates (per cent):
Taxation	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	n/a
Natural resources	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	-27.0	n/a
Other	-3.1	4.6	4.0	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	4.1	n/a
Contributions from the federal government	0.9	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	n/a
Commercial Crown corporation net income	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.5	n/a
Total revenue	-3.3	-1.9	7.1	2.8	0.6	3.9	5.5	3.3	8.1	1.1	9.8	2.7	n/a
Percapita ($): [2]
Taxation	4,301	4,014	4,262	4,475	4,609	4,520	4,898	5,093	5,576	5,751	6,541	6,560	3.9
Natural resources	876	600	611	625	542	638	624	538	558	547	621	447	-5.9
Other	1,685	1,738	1,785	1,873	1,907	2,077	2,009	2,166	2,254	2,212	2,049	2,105	2.0
Contributions from the federal government	1,378	1,571	1,794	1,716	1,543	1,623	1,546	1,601	1,681	1,839	1,810	1,880	2.9
Commercial Crown corporation net income	662	688	658	598	608	583	716	567	520	214	401	575	-1.3
Total revenue	8,903	8,611	9,110	9,286	9,209	9,442	9,793	9,966	10,588	10,564	11,423	11,567	2.4

Real Per Capita Revenue (2019 $) [3]	10,417	10,075	10,519	10,473	10,273	10,540	10,823	10,895	11,366	11,105	11,690	11,567	1.0
Growth rate (per cent)	-6.5	-3.3	4.4	-0.4	-1.9	2.6	2.7	0.7	4.3	-2.3	5.3	4.2	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2019/20 revenue divided by GDP for the 2019 calendar year). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita revenue is calculated using July 1 population (e.g. 2019/20 revenue divided by population on July 1, 2019). Totals may not add due to rounding.
[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 revenue).

2020 Financial And Economic Review – September 2020	| 101

Appendix 2 – Financial Review Supplementary Tables

Table A2.6 Expense by Function – 2008/09 to 2019/20 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Function:
Health:
Medical Services Plan	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,013	3.9
Pharmacare	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,517	3.8
Regional services	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,079	14,094	14,996	16,047	4.4
Other healthcare expenses	601	597	625	642	690	658	704	712	753	810	800	872	3.4
	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,689	20,927	22,151	23,449	4.2
Education:
Elementary and secondary	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,422	6,917	7,253	7,582	2.6
Post-secondary	4,574	4,733	4,860	4,908	5,104	5,285	5,350	5,503	5,673	5,998	6,394	6,842	3.7
Other education expenses	158	528	504	436	423	410	414	407	374	176	442	310	6.3
	10,472	11,039	11,166	11,229	11,529	11,828	11,828	12,213	12,469	13,091	14,089	14,734	3.2
Social services:
Social assistance	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,342	5.2
Child welfare	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,940	5.5
Low income tax credit transfers	188	216	408	509	534	279	248	247	244	239	414	435	7.9
Community living and other services	723	729	754	769	806	857	881	917	949	1,003	1,075	1,170	4.5
	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,887	5.3
Protection of persons and property	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,655	1,930	2,004	2,126	3.7
Transportation	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3.9
Natural resources & economic development	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,778	6.5
Other	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2,260	1,553	1,810	2,501	3.9
General government	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1,670	1,653	1.4
Debt servicing	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2.2
Operating expense	38,666	39,791	40,927	42,048	43,205	43,402	44,440	46,832	48,684	51,706	55,597	58,981	3.9
Unusual items:
Negotiating Framework incentive payments	2	-	-	-	-	-	-	-	-	-	-	-	n/a
Climate Action Dividend	(20)	-	-	-	-	-	-	-	-	-	-	-	n/a
HST transition funding repayment	-	-	-	1,599	-	-	-	-	-	-	-	-	n/a
Total expense	38,648	39,791	40,927	43,647	43,205	43,402	44,440	46,832	48,684	51,706	55,597	58,981	3.9
Per cent of operating expense:
Health	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.0	40.4	40.5	39.8	39.8	0.3
Education	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.1	25.6	25.3	25.3	25.0	-0.7
Social services and housing	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.6	10.0	1.4
Protection of persons and property	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.6	-0.2
Transportation	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.6	3.6	0.0
Natural resources & economic development	4.9	5.4	5.7	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.9	6.4	2.5
Other	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.0	3.3	4.2	-0.1
General government	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.2	3.1	3.0	3.0	2.8	-2.5
Debt servicing	5.6	5.5	5.5	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.6	-1.7
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2020.

102 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.7 Expense by Function Supplementary Information – 2008/09 to 2019/20 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.2	7.7	7.7	7.7	7.8	7.7	7.5	7.7	7.5	7.4	7.5	7.7	0.5
Education	5.1	5.6	5.4	5.1	5.2	5.1	4.9	4.9	4.7	4.6	4.8	4.8	-0.5
Social services	1.6	1.8	1.8	1.8	1.8	1.6	1.6	1.6	1.6	1.7	1.8	1.9	1.6
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.0
Transportation	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.2
Natural resources & economic development	0.9	1.1	1.1	0.9	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.2	2.8
Other	0.8	0.7	0.6	0.6	0.6	0.5	0.5	0.5	0.9	0.5	0.6	0.8	0.2
General government	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	-2.2
Debt servicing	1.0	1.1	1.1	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	-1.4
Operating expense	18.7	20.1	19.8	19.2	19.3	18.8	18.2	18.7	18.4	18.3	18.8	19.3	0.3
Growth rates (per cent):
Health	5.8	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.5	6.3	5.8	5.9	n/a
Education	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.6	n/a
Social services	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	n/a
Protection of persons and property	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	n/a
Transportation	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	4.7	5.2	n/a
Natural resources & economic development	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	n/a
Other	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	-31.3	16.5	38.2	n/a
General government	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	n/a
Debt servicing	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	n/a
Operating expense	5.0	2.9	2.9	2.7	2.8	0.5	2.4	5.4	4.0	6.2	7.5	14.1	n/a
Per capita ($): [3]
Health	3,431	3,476	3,581	3,758	3,832	3,858	3,903	4,020	4,052	4,250	4,429	4,624	2.7
Education	2,408	2,503	2,500	2,494	2,525	2,555	2,513	2,557	2,566	2,658	2,817	2,905	1.7
Social services	764	788	848	875	874	822	817	860	873	962	1,068	1,161	3.9
Protection of persons and property	329	313	324	336	337	328	308	329	341	392	401	419	2.2
Transportation	322	329	354	343	341	341	342	350	367	392	404	419	2.4
Natural resources & economic development	434	490	526	416	458	379	465	519	507	685	765	745	5.0
Other	379	313	271	314	295	256	274	265	465	315	362	493	2.4
General government	328	312	257	274	276	299	289	314	315	313	334	326	-0.1
Debt servicing	496	498	504	529	523	536	531	592	532	533	537	538	0.7
Operating expense	8,891	9,022	9,165	9,339	9,461	9,374	9,442	9,806	10,018	10,500	11,117	11,630	2.5
Real Per Capita Operating Expense (2019 $) [4]	10,402	10,556	10,583	10,534	10,553	10,465	10,434	10,718	10,756	11,038	11,377	11,630	1.0
Growth rate (per cent)	1.4	1.5	0.2	-0.5	0.2	-0.8	-0.3	2.7	0.3	2.6	3.1	5.4	12.7

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 expense divided by nominal GDP for the 2019 calendar year).
[3]	Per capita expense is calculated using July 1 population (e.g. 2019/20 expense divided by population on July 1, 2019).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 expense).

2020 Financial And Economic Review – September 2020	| 103

Appendix 2 – Financial Review Supplementary Tables

Table A2.8 Full-Time Equivalents (FTEs) – 2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	31,874	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,774	0.0
Service delivery agencies	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,985	2.8
Total FTEs	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,790	34,367	36,149	37,759	0.4
Growth rates:
Ministries and special offices (CRF)	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	0.5
Service delivery agencies	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	4.7	3.6	13.8	3.2
Population per FTE: [2]
Total FTEs	119.9	123.0	129.4	142.6	143.5	148.6	149.5	149.3	148.2	143.3	138.3	134.3	1.0

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.
[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2019 divided by 2019/20 FTEs).

104 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.9 Capital Spending – 2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	413	449	433	560	509	466	420	430	474	578	626	877	7.1
Post-secondary	630	669	924	655	591	507	718	746	792	968	1,024	936	3.7
Health	892	927	916	732	742	690	900	923	1,004	890	904	1,009	1.1
BC Transportation Financing Authority	881	918	1,080	921	1,005	1,017	822	867	823	717	853	955	0.7
BC Transit	77	150	39	37	48	80	83	51	41	115	85	73	-0.5
Vancouver Convention Centre expansion	242	41	10	1	-	-	-	-	-	-	-	-	n/a
BC Place redevelopment	45	75	197	194	6	-	-	-	-	-	-	-	n/a
Government direct (ministries)	430	306	261	245	267	298	326	290	301	430	421	520	1.7
Housing	106	137	230	196	92	65	107	127	184	169	483	355	11.6
Other	27	47	20	24	19	28	31	25	40	41	56	47	5.2
	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	2.2
Self-supported:
BC Hydro	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,826	3,082	7.5
BC Transmission Corporation	19	12	-	-	-	-	-	-	-	-	-	-	n/a
Columbia Basin power projects	32	16	67	108	94	52	28	15	2	1	2	994	36.7
Transportation Invest. Corp.	215	778	730	734	540	202	76	25	38	4	-	-	n/a
BC Railway Company	10	14	6	9	10	8	5	23	4	11	33	6	-4.5
ICBC	22	22	48	92	73	82	88	90	62	54	66	62	9.9
BC Lottery Corporation	97	92	81	74	97	100	69	68	86	82	75	102	0.5
Liquor Distribution Branch	17	19	18	19	10	13	25	23	27	48	60	36	7.1
Other	1	3	1	5	12	26	28	23	62	56	44	104	52.5
	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	8.4
Total capital spending	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6,384	6,637	8,558	9,158	4.7
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.6	-1.4
Self-supported	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	4.6
Total	2.7	3.6	3.2	2.9	2.7	2.5	2.4	2.4	2.4	2.3	2.9	3.0	1.0
Growth rates:
Taxpayer-supported	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	2.5
Self-supported	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	13.9
Total	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	5.8
Per capita: [2]
Taxpayer-supported	861	843	920	792	718	681	724	724	753	794	890	941	0.8
Self-supported	416	762	553	609	605	544	529	539	561	554	821	865	6.9
Total	1,277	1,605	1,474	1,401	1,323	1,225	1,252	1,263	1,314	1,348	1,711	1,806	3.2

Real Per Capita Capital Spending (2019 $) [3]	1,494	1,879	1,701	1,581	1,476	1,367	1,384	1,381	1,410	1,417	1,751	1,806	1.7
Growth rate (per cent)	8.1	25.7	-9.4	-7.1	-6.6	-7.4	1.2	-0.3	2.2	0.5	23.6	27.5	4.8

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2019/20 amounts divided by GDP for the 2019 calendar year). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita capital spending is calculated using July 1 population (e.g. 2019/20 amounts divided by population on July 1, 2019). Totals may not add due to rounding.
[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 capital spending).

2020 Financial And Economic Review – September 2020	| 105

Appendix 2 – Financial Review Supplementary Tables

Table A2.10 Provincial Debt – 2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	5,744	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,644	1,156	-	-	n/a
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,731	4,984	5,328	5,370	5,670	4.2
Schools	5,522	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,473	8,908	8,904	9,775	5.3
	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,457	14,236	14,274	15,445	4.9
Health facilities	3,936	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,552	7,903	7,968	8,507	7.3
Highways, ferries and public transit
BC Transit	94	140	158	183	163	143	123	106	94	84	73	65	-3.3
BC Transportation Financing Authority	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,193	9.3
Port Mann Bridge	-	-	-	-	-	-	-	-	-	3,508	3,510	3,510	n/a
Public transit	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	870	870	-1.2
Sky Train extension	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,021	1,021	-1.1
	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,457	12,242	16,154	16,767	17,659	9.0
Other
BC Immigration Investment Fund	287	289	347	398	363	440	414	304	217	1 61	70	45	-15.5
BC Pavilion Corporation	-	49	250	383	383	382	381	389	376	374	3 71	3 78	n/a
Homeowner Protection Office	150	144	-	-	-	-	-	-	-	-	-	-	n/a
Provincial government general capital	-	294	570	808	1,073	1,372	1,698	1,987	2,288	2,718	2,363	3,133	n/a
Social Housing	286	305	511	674	658	719	715	760	695	8 78	8 44	1,027	12.3
Other	35	36	81	54	40	34	27	26	28	27	24	35	0.0
	758	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,604	4,158	3,672	4,618	17.9
Total other taxpayer-supported debt	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,685	36,855	42,451	42,681	46,229	7.6
Total taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	5.2
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,238	8.9
BC Liquor Distribution Branch	-	-	-	-	-	-	-	-	-	-	-	210	n/a
BC Lottery Corporation	-	60	85	90	132	155	140	150	145	155	100	233	n/a
BC Transmission Corporation	70	70	-	-	-	-	-	-	-	-	-	-	n/a
Columbia Power Corporation	-	-	-	-	-	-	300	296	291	286	282	276	n/a
Columbia Basin power projects	208	196	183	481	475	470	464	459	448	433	418	1,387	18.8
Post-secondary institutions’ subsidiaries	149	220	173	173	215	198	222	310	340	418	387	504	11.7
Transportation Investment Corp.	20	544	1,148	1,779	2,610	3,209	3,335	3,355	3,398	-	-	-	n/a
Other	30	35	34	33	35	34	35	33	31	30	30	84	9.8
	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	9.5
Warehouse borrowing program	2,081	-	-	-	-	-	-	-	-	-	-	-	n/a
Total self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	7.6
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	6.0

106 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.11 Provincial Debt Supplementary Information – 2008/09 to 2019/20

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	2.8	3.7	3.4	3.6	4.2	4.4	3.8	3.2	1.8	0.4	-	-	n/a
Education facilities	4.4	4.8	4.9	4.8	5.0	5.0	5.0	5.1	5.1	5.0	4.8	5.0	1.2
Health facilities	1.9	2.2	2.4	2.4	2.5	2.6	2.7	2.8	2.9	2.8	2.7	2.8	3.5
Highways, ferries and public transit	3.3	3.8	3.9	4.0	4.2	4.4	4.4	4.6	4.6	5.7	5.7	5.8	5.2
Other	0.4	0.6	0.9	1.1	1.1	1.3	1.3	1.4	1.4	1.5	1.2	1.5	13.7
Total taxpayer-supported debt	12.8	15.1	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.1	1.5
Self-supported debt:
Commercial Crown corporations & agencies	4.6	6.0	6.4	7.1	7.9	8.5	8.6	9.0	9.2	7.5	7.9	8.5	5.7
Warehouse borrowing program	1.0	-	-	-	-	-	-	-	-	-	-	-	- n/a
Total self-supported debt	5.6	6.0	6.4	7.1	7.9	8.5	8.6	9.0	9.2	7.5	7.9	8.5	3.8
Total provincial debt	18.4	21.1	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.3	23.6	2.3
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	n/a
Education facilities	5.7	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4	5.8	0.3	8.2	5.0
Health facilities	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.3	7.9	4.6	0.8	6.8	7.7
Highways, ferries and public transit	11.2	9.8	7.9	6.8	9.0	8.6	4.8	6.8	6.9	32.0	3.8	5.3	9.4
Other	16.1	47.4	57.5	31.7	8.6	17.1	9.8	7.1	4.0	15.4	-11.7	25.8	19.1
Total taxpayer-supported debt	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	4.8
Self-supported debt:
Commercial Crown corporations & agencies	17.8	25.0	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	10.5
Warehouse borrowing program	-	-100.0	-	-	-	-	-	-	-	-	-	-	n/a
Total self-supported debt	43.6	2.6	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	10.8
Total provincial debt	9.7	10.2	7.8	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	6.4
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,321	1,669	1,559	1,735	2,060	2,208	1,971	1,682	956	235	-	-	n/a
Education facilities	2,100	2,177	2,264	2,353	2,440	2,512	2,574	2,672	2,769	2,891	2,854	3,046	3.4
Health facilities	905	995	1,096	1,176	1,246	1,304	1,386	1,465	1,554	1,605	1,593	1,677	5.8
Highways, ferries and public transit	1,571	1,701	1,813	1,920	2,063	2,209	2,278	2,399	2,519	3,281	3,353	3,482	7.5
Other	174	253	394	515	551	636	687	726	742	844	734	911	16.2
Total taxpayer-supported debt	6,070	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,856	8,534	9,116	3.8
Self-supported debt:
Commercial Crown corporations & agencies	2,191	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,328	4,655	5,113	8.0
Warehouse borrowing program	478	-	-	-	-	-	-	-	-	-	-	-	n/a
Total self-supported debt	2,670	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,328	4,655	5,113	6.1
Total provincial debt	8,740	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,184	13,189	14,229	4.5
Real Per Capita Provincial Debt (2019 $) [3]	10,227	11,112	11,675	12,575	13,633	14,634	14,772	14,934	14,545	13,859	13,497	14,229	3.0
Growth rate (per cent)	6.1	8.7	5.1	7.7	8.4	7.3	0.9	1.1	-2.6	-4.7	-2.6	5.4	-1.0

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2019/20 debt divided by GDP for the 2019 calendar year). As nominal GDP for the calendar year ending in 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita debt is calculated using July 1 population (e.g. 2019/20 debt divided by population on July 1, 2019). Totals may not add due to rounding.
[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 debt).

2020 Financial And Economic Review – September 2020	| 107

Appendix 2 – Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators – 2008/09 to 2019/20 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
													(per cent)
Debt to revenue (per cent)
Total provincial	77.2	86.5	88.5	94.7	104.1	107.8	106.6	105.9	99.3	94.7	89.5	95.9	2.0
Taxpayer-supported	71.0	82.6	78.8	85.1	93.6	96.4	94.1	91.3	81.8	82.5	75.0	80.6	1.2
Debt per capita ($) [2]
Total provincial	8,740	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,184	13,189	14,229	4.5
Taxpayer-supported	6,070	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,856	8,534	9,116	3.8
Debt to nominal GDP (per cent) [3]
Total provincial	18.4	21.1	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.3	23.6	2.3
Taxpayer-supported	12.8	15.1	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.1	1.5
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.6	4.2	4.3	4.4	4.3	4.3	4.7	3.8	4.0	3.8	3.8	-1.2
Taxpayer-supported	4.2	4.2	4.0	4.0	3.9	3.7	3.7	4.1	3.2	3.3	3.2	3.1	-2.6
Interest costs ($ millions)
Total provincial	2,138	2,205	2,155	2,300	2,339	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2.7
Taxpayer-supported	1,570	1,534	1,596	1,625	1,600	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1.3
Interest rate (per cent) [5]
Taxpayer-supported	5.9	5.4	5.2	4.9	4.4	4.0	4.0	4.6	3.9	4.1	4.2	4.1	-3.4
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	49,224	48,438	51,041	53,001	53,637	56,279	59,018	61,589	66,334	68,551	73,734	75,283	3.9
Taxpayer-supported [7]	37,205	36,272	40,391	40,742	40,775	42,611	44,514	46,805	50,726	52,866	56,881	57,386	4.0
Debt ($ millions)
Total provincial	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	6.0
Taxpayer-supported [8]	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	5.2
Provincial nominal GDP ($ millions) [9]	206,427	198,179	206,990	218,771	223,328	230,981	243,872	250,784	263,912	282,642	295,401	306,272	3.7
Population (thousands at July 1) [10]	4,349	4,411	4,466	4,502	4,567	4,630	4,707	4,776	4,859	4,924	5,001	5,071	1.4

[1]	Figures for prior years have been restated to conform with the presentation used for 2019/20 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2019/20 debt divided by population at July 1, 2019).
[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2019/20 debt divided by 2019 nominal GDP). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes.
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2019 is used for the fiscal year ended March 31, 2020). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in the February 2020 budget has been used for the fiscal year ended March 31, 2020 for demonstration purposes.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2019 is used for the fiscal year ended March 31, 2020).

108 |	2020 Financial And Economic Review – September 2020

Appendix 2 – Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit)

				Crown				Surplus
				Corporations				(Deficit)
	Consolidated Revenue Fund			and	SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Sector	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	-	-	-	-	0.0
1970/71	1,373	1,274	99	-	-	-	-	1.0
1971/72	1,558	1,474	84	-	-	-	-	0.8
1972/73	1,772	1,675	97	-	-	-	-	0.8
1973/74	2,217	2,071	146	-	-	-	-	0.9
1974/75	2,769	2,779	(10)	-	-	-	-	(0.1)
1975/76	3,124	3,534	(410)	-	-	-	-	(2.1)
1976/77	3,785	3,691	94	-	-	-	-	0.4
1977/78	4,372	4,168	204	-	-	-	-	0.8
1978/79	4,853	4,582	271	-	-	-	-	0.9
1979/80[1]	5,860	5,318	542	(88)	-	-	454	1.3
1980/81	5,982	6,239	(257)	45	-	-	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	-	-	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	-	-	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	-	-	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	-	-	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	-	-	(857)	(1.5)
1986/87	9,463	10,624	(1,161)	526	-	-	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	-	-	71	0.1
1988/89	12,570	11,834	736	194	-	-	930	1.3
1989/90	13,656	13,200	456	40	-	-	496	0.6
1990/91	14,236	15,010	(774)	107	-	-	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	-	-	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	-	-	(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	-	-	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	-	-	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	-	-	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	-	-	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	-	-	(410)	(0.3)
1998/99	20,312	20,526	(214)	(689)	(55)	-	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	-	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	526	-	(2,649)	(1.8)
2003/04	23,408	25,477	(2,069)	347	369	-	(1,353)	(0.9)
2004/05	27,562	26,306	1,256	1,035	393	-	2,684	1.6
2005/06	29,711	27,174	2,537	550	594	(710)[4]	2,971	1.7
2006/07	31,506	28,506	3,000	841	404	(264)[4]	3,981	2.1
2007/08	32,317	30,565	1,752	995	442	(444)[4,5]	2,745	1.4
2008/09	30,926	32,032	(1,106)	975	185	18 [4,5]	72	0.0
2009/10	29,133	32,273	(3,140)	803	524	-	(1,813)	(0.9)
2010/11	32,807	33,577	(770)	(219)	742	-	(247)	(0.1)
2011/12	33,269	34,590	(1,321)	239	839	(1,599)[6]	(1,842)	(0.8)
2012/13	33,363	35,120	(1,757)	95	514	-	(1,148)	(0.5)
2013/14	34,657	34,891	(234)	155	392	-	313	0.1
2014/15	36,802	36,058	744	199	716	-	1,659	0.7
2015/16	38,313	37,717	596	(621)	794	-	769	0.3
2016/17	41,850	39,664	2,186	(168)	747	-	2,765	1.0
2017/18	43,659	45,733	(2,074)	1,270	1,118	-	314	0.1
2018/19	47,104	45,157	1,947	(1,289)	873	-	1,531	0.5
2019/20	46,746	47,820	(1,074)	(416)	1,169	-	(321)	(0.1)

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).
[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
[3]	Impact of move to joint trusteeship for public service pension plans.
[4]	Negotiating framework incentive payments.
[5]	Climate Action Dividend.
[6]	One-time HST transition repayment.

2020 Financial And Economic Review – September 2020	| 109

Appendix 2 – Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total			Total Debt	Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	as a	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	Per Cent	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	of GDP	Cent of GDP
				($ millions)					(per cent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.3	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.6	15.1

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.
[3]	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

110 |	2020 Financial And Economic Review – September 2020

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